Exhibit 2.1

AGREEMENT AND PLAN OF MERGER*

by and among

CF FINANCE ACQUISITION CORP. III,

Meliora Merger Sub, Inc.

and

AEye, INC.

dated as of February 17, 2021

* Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). CF III agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request; however, the Registrant may request confidential treatment of omitted items.

i

Exhibits

Exhibit A	Form of PIPE Subscription Agreement
Exhibit B-1	Form of Stockholder Support Agreement
Exhibit B-2	Form of Consent of Holder
Exhibit C	Form of Sponsor Support Agreement
Exhibit D	Form of Lock-Up Agreement
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Form of Surviving Corporation Charter
Exhibit G	Form of Surviving Corporation Bylaws
Exhibit H	Form of New Acquiror Charter
Exhibit I	Form of New Acquiror Bylaws
Exhibit J	Form of Equity Incentive Plan

v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of February 17, 2021 (this “Agreement”), is made and entered into by and among (i) CF Finance Acquisition Corp. III, a Delaware corporation (“Acquiror”), (ii) Meliora Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and (iii) AEye, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Acquiror is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with Delaware General Corporation Law (“DGCL”), Merger Sub will merge with and into the Company (the “Merger”), the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation of the Merger and a direct wholly owned subsidiary of Acquiror (the Company is hereinafter referred to for the periods from and after the Effective Time (as defined below) as the “Surviving Corporation”);

WHEREAS, immediately prior to the Effective Time, all Company Convertible Equity (as defined below) will be converted into Company Common Stock (as defined below), upon the terms and subject to the conditions of this Agreement, the Stockholder Support Agreement (as defined below) and the Convertible Equity Instruments (as defined below);

WHEREAS, upon the Effective Time, the holders of Company Common Stock and Company Preferred Stock will receive shares of Class A Common Stock of Acquiror, par value $0.0001 per share (“Acquiror Class A Common Stock”), upon the terms and subject to the conditions of this Agreement;

WHEREAS, on the date of this Agreement, the PIPE Investors (as defined below) have agreed to make a private investment in Acquiror to purchase an aggregate of at least 22,500,000 shares of Acquiror Class A Common Stock (of which existing holders of Company Capital Stock have agreed to acquire approximately 2,500,000 shares of Acquiror Class A Common Stock) at a price per share equal to $10.00 (ten dollars) at the Closing (as defined below) (“PIPE Investments”), in each case, pursuant to subscription agreements substantially in the form attached hereto as Exhibit A (the “PIPE Subscription Agreements”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Acquiror and certain Company Stockholders (as defined below) sufficient to approve (x) the Merger, (y) together with the parties to the Consent of Holder (as defined below), the Convertible Equity Conversion (as defined below) and (z) the other Transactions (as defined below) have entered into a voting and support agreement in the form attached hereto as Exhibit B-1 (the “Stockholder Support Agreement”) pursuant to which, among other things, such Company Stockholders (i) will not transfer and will vote their shares of Company Capital Stock in favor of this Agreement (including by execution of a written consent), the Convertible Equity Conversion, the Merger and the other Transactions, (ii) consent to the termination of the IRA, the ROFR Agreement, the Voting Agreement and any Side Letters (as each such term is defined below) effective at Closing, (iii) release Sponsor (as defined below), Acquiror and the AEye Companies (as defined below) from all pre-Closing claims, subject to customary exceptions and (iv) who hold Convertible Equity Instruments (as defined below) have agreed to automatically (without any further action on the part of the Company Stockholders) effect the Convertible Equity Conversion as provided in Section 2.1(a) upon the Company’s receipt of the requisite Consent of Holder.

WHEREAS, following the execution and delivery of this Agreement, but prior to the Closing, the parties anticipate that the Company and certain holders of Convertible Equity Instruments will enter into a consent agreement in substantially the form attached hereto as Exhibit B-2 (the “Consent of Holder”), pursuant to which the Company and such holders (and the applicable holders party to the Stockholder Support Agreement) shall together amend the Convertible Equity Instruments to effect the Convertible Equity Conversion as provided in Section 2.1(a);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Acquiror and CF Finance Holdings III, LLC, a Delaware limited liability company (“Sponsor”) have entered into a Sponsor Support Agreement in the form attached hereto as Exhibit C (the “Sponsor Support Agreement”) pursuant to which, among other things, Sponsor (i) will not transfer and will vote its shares of Acquiror Capital Stock or any additional shares of Acquiror Capital Stock it acquires prior to the Acquiror Stockholder Meeting (as defined below) in favor of this Agreement, the Merger and the other Transactions and each of the Transaction Proposals (as defined below), (ii) will not redeem any shares of Acquiror Capital Stock in connection with the Merger, (iii) waives its anti-dilution rights under the Acquiror Charter, and (iv) releases Acquiror and the AEye Companies from all pre-Closing claims, subject to customary exceptions;

WHEREAS, concurrently with the execution and delivery of this Agreement, Acquiror, the Company and certain holders of shares of Company Capital Stock have entered into lock-up agreements in the form attached hereto as Exhibit D (collectively, the “Lock-Up Agreements”) pursuant to which, among other things, such holders will not sell, for the period set forth in the Lock-Up Agreements, the shares of Acquiror Class A Common Stock that they will receive in the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, Acquiror and certain holders of shares of Company Capital Stock have entered into a registration rights agreement in the form attached hereto as Exhibit E (the “Registration Rights Agreement”) pursuant to which, among other things, Acquiror agrees to provide the holders with certain rights relating to the registration of the shares of Acquiror Class A Common Stock that the holders will receive in the Merger;

WHEREAS, each of the board of directors of Acquiror (the “Acquiror Board”), the board of directors of Merger Sub (the “Merger Sub Board”) and board of directors of the Company (the “Company Board”) has (i) determined that it is fair to, advisable for and in the best interests of Acquiror, Merger Sub and the Company and their respective stockholders to enter into this Agreement and to consummate the Merger and the other Transactions, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the Merger and the other Transactions, and (iii) determined to recommend to their respective stockholders the approval and adoption of this Agreement, the Merger and the other Transactions; and

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, that the Company, Merger Sub and Acquiror are parties to such reorganization within the meaning of Section 368(b) of the Code and that this Agreement constitutes a plan of reorganization.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Acceptable Indebtedness Terms” shall mean terms for the Company to incur Indebtedness for borrowed money which have been approved by Acquiror in writing, such approval not to be unreasonably withheld, conditioned or delayed.

“Acquiror Bylaws” means the Amended and Restated Bylaws of Acquiror in effect as of the date of this Agreement, as amended and/or restated from time to time.

“Acquiror Capital Stock” means, collectively, the Acquiror Common Stock and the Acquiror Preferred Stock.

“Acquiror Charter” means the Amended and Restated Certificate of Incorporation of Acquiror, dated November 12, 2020, as amended and/or restated from time to time.

“Acquiror Class B Common Stock” means Class B common stock of Acquiror, par value $0.0001 per share.

“Acquiror Common Stock” means, collectively, the Acquiror Class A Common Stock and the Acquiror Class B Common Stock.

“Acquiror Governing Documents” means, collectively, the Acquiror Charter and the Acquiror Bylaws.

“Acquiror Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of Acquiror and Merger Sub, taken as a whole or (ii) the ability of Acquiror or Merger Sub to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Acquiror Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement; (b) any change in interest rates or economic, political, business or financial market conditions generally; (c) the taking of any action expressly required to be taken, under this Agreement or any Ancillary Agreement; (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including COVID-19 and any Permitted COVID-19 Measures, or any change in COVID-19 Measures or interpretations of an applicable Governmental Authority with respect thereto following the date of this Agreement), acts of nature or change in climate; (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, or social conditions; (f) the consummation and effects of any Acquiror Share Redemptions; (g) any Events generally applicable to the industries or markets in which Acquiror or Merger Sub operate; (h) any matter to the extent expressly set forth on the Acquiror Disclosure Letter; (i) any action taken by or at the express written request of an authorized officer of the Company (other than actions contemplated by this Agreement or any Ancillary Agreement); (j) any Events that are cured by Acquiror or Merger Sub prior to the Closing; or (k) any worsening of the Events referred to in clauses (b), (d), (e) or (g) to the extent existing as of the date of this Agreement; provided, that in the case of each of clauses (a), (b), (e) and (g), any such Event to the extent it disproportionately affects Acquiror and Merger Sub relative to other participants in the industries in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, an Acquiror Material Adverse Effect. Notwithstanding the foregoing, with respect to Acquiror, the amount of the Acquiror Share Redemptions or the failure to obtain the Acquiror Stockholders’ Approval shall not be deemed to be an Acquiror Material Adverse Effect.

“Acquiror Preferred Stock” means preferred stock of Acquiror, par value $0.0001 per share.

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with the Acquiror Governing Documents) holder of shares of Acquiror Common Stock to redeem all or a portion of the shares of Acquiror Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account, but net of Taxes payable and up to $100,000 to pay dissolution expenses) (as determined in accordance with the Acquiror Governing Documents) in connection with the Transaction Proposals.

“Acquiror Share Redemption Amount” means the aggregate amount payable from the Trust Account with respect to all Acquiror Share Redemptions.

“Acquiror Stockholder” means any holder of any shares of capital stock of Acquiror.

“Acquiror Stockholders’ Approval” means the approval of the Transaction Proposals, in each case, by an affirmative vote of the holders of at least a majority of the outstanding shares of Acquiror Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with the Acquiror Governing Documents) at an Acquiror Stockholder Meeting duly called by the Acquiror Board and held for such purpose.

“Acquiror Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by Acquiror, Merger Sub or Sponsor (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (A) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (B) Transfer Taxes, and (C) any and all filing fees to the Governmental Authorities in connection with the Transactions.

“Acquiror Warrants” means all outstanding and unexercised warrants to purchase shares of Acquiror Class A Common Stock.

“Acquisition Proposal” means, as to the Company or Acquiror, other than the Transactions and other than the acquisition or disposition of equipment or other tangible personal property in the Ordinary Course, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of such Person and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities of (x) such Person or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries.

“Action” means any action, lawsuit, complaint, claim, petition, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“AEye Companies” means, collectively, the Company and its Subsidiaries.

“AEye Company Interests” means all of the outstanding equity interests of the AEye Companies.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Exercise Price” means the sum of: (a) the sum of the exercise prices of all in-the-money Company Options; and (b) the sum of the exercise prices of all in-the-money Company Warrants, in each case outstanding as of immediately prior to the Effective Time.

“Aggregate Stockholder Merger Consideration” means, subject to the terms and conditions of this Agreement, the sum of all shares of Acquiror Class A Common Stock receivable by the Company Stockholders pursuant to Section 2.5(a), in the aggregate.

“Alternative Transaction” means, (i) as to the Company, a transaction (other than any Transaction and except for (x) the issuance of shares of Company Common Stock upon the exercise or conversion of Company Preferred Stock, Company Warrants, Company Options or Company RSUs, (y) the issuance of Company RSUs from the available pool under the Company ESOP as of the date of this Agreement or (z) repurchases of awards under the Company ESOP in the Ordinary Course in connection with a termination of employment or other services for no more than the original issue price thereof) concerning the sale or transfer of (a) all or any material part of the business or assets of the AEye Companies, taken as a whole, or (b) any of the shares of Company Capital Stock (including any Company Convertible Equity convertible into Company Capital Stock) or other equity interests or profits interests (including any phantom or synthetic equity) of any AEye Company, whether newly issued or already outstanding, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise, and (ii) as to Acquiror, a transaction (other than any Transaction, including any issuance of additional shares of Acquiror Class A Common Stock described in Section 6.2(a)) concerning the sale or transfer of Acquiror Common Stock, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise.

“Ancillary Agreements” means, collectively, (i) the NDA, (ii) the Stockholder Support Agreement, (iii) the Sponsor Support Agreement, (iv) the Lock-Up Agreements, (v) the Registration Rights Agreement, (vi) the PIPE Subscription Agreements and (vii) the Consent of Holder.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977 and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010 or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Business Combination” has the meaning set forth in Article II of the Acquiror Charter.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the Transactions), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or San Francisco, California are authorized or required by Law to close.

“Code” means the Internal Revenue Code of 1986.

“Company Bylaws” means the Amended and Restated Bylaws of the Company in effect as of the date of this Agreement.

“Company Capital Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company, dated March 29, 2019.

“Company Common Stock” means the shares of Company’s common stock, par value $0.00001 per share.

“Company Common Stock Warrants” means all outstanding and unexercised warrants to purchase shares of Company Common Stock.

“Company Convertible Equity” means the aggregate principal amount and accrued dividends thereon outstanding under the Convertible Equity Instruments.

“Company ESOP” means, collectively, the AEye, Inc. 2016 Stock Plan and the 2014 US LADAR, Inc. Equity Incentive Plan.

“Company Governing Documents” means, collectively, the Company Charter and the Company Bylaws.

“Company Intellectual Property” means, collectively, any and all (i) Owned Intellectual Property and (ii) the Licensed Intellectual Property.

“Company Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of the AEye Companies, taken as a whole or (ii) the ability of the AEye Companies to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement; (b) any change in interest rates or economic, political, business or financial market conditions generally; (c) the taking of any action expressly required to be taken under this Agreement or any Ancillary Agreement; (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including COVID-19 or any Permitted COVID-19 Measures, or any change in COVID-19 Measures or interpretations of an applicable Governmental Authority with respect thereto following the date of this Agreement), acts of nature or change in climate; (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, or social conditions; (f) any failure in and of itself of any AEye Companies to meet any projections or forecasts, provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Company Material Adverse Effect; (g) any Events generally applicable to the industries or markets in which the AEye Companies operate; (h) any matter to the extent expressly set forth on the Company Disclosure Letter; (i) any action taken by or at the express written request of an authorized officer of Acquiror or Merger Sub (other than actions contemplated by this Agreement or the Ancillary Agreement); (j) any Events that are cured by the Company prior to the Closing; or (k) any worsening of the Events referred to in clauses (b), (d), (e) or (g) to the extent existing as of the date of this Agreement; provided, that in the case of each of clauses (a), (b), (e) and (g), any such Event to the extent it disproportionately affects the AEye Companies, taken as a whole, relative to other participants in the industries in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

“Company Options” means any options granted under the Company ESOP to purchase shares of Company Common Stock.

“Company Preferred Stock” means, collectively, the Company Series A Preferred Stock and the Company Series B Preferred Stock.

“Company Products” means each product, service, solution or offering (together with all Intellectual Property, deliverables, technology and materials utilized as part thereof) Used or Developed by or on behalf of any of the AEye Companies that (i) have been sold, distributed or made available to third parties by any of the AEye Companies, or manufactured by any of the AEye Companies, or ordered or purchased by third parties from the Company or its Subsidiaries, in each case at any time during the 5-year period preceding the date of this Agreement or (ii) that, as of the date hereof have, in whole or in part, entered any prototype, initial, joint or prospective Development stage, process or status.

“Company RSUs” means any restricted stock units granted under the Company ESOP.

“Company Series A Preferred Stock” means the shares of the Company’s preferred stock, par value $0.00001 per share, designated as Series A Convertible Preferred Stock in the Company Charter.

“Company Series A Warrants” means all outstanding and unexercised warrants to purchase shares of Company Series A Preferred Stock.

“Company Series B Preferred Stock” means the shares of the Company’s preferred stock, par value $0.00001 per share, designated as Series B Convertible Preferred Stock in the Company Charter.

“Company Stockholder” means any holder of any share of Company Capital Stock.

“Company Transaction Expenses” means any out-of-pocket fees and expenses payable by any of the AEye Companies or their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (A) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (B) any and all filing fees payable by any of the AEye Companies or their respective Affiliates to the Governmental Authorities in connection with the Transactions and (C) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any of the AEye Companies at or after the Closing pursuant to any agreement to which any of the AEye Companies is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the Transactions.

“Company Warrants” means, collectively, the Company Common Stock Warrants and the Company Series A Warrants.

“Computer Security Incident” means any data or security breaches or unauthorized access, modification, disclosure, misuse, loss, or unavailability of Personal Information or IT Systems. Examples of such incidents include: (i) an attacker commands a botnet to send high volumes of connection requests to a web server, causing it to crash; (ii) users are tricked into opening a “quarterly report” sent via email that is actually malware; running the tool has infected their computers and established connections with an external host; (iii) an attacker obtains sensitive data and threatens that the details will be released publicly if the organization does not pay a designated sum of money; or (iv) a user provides or exposes sensitive information to others through peer-to-peer file sharing services.

“Consent Solicitation Statement” means the consent solicitation statement with respect to the solicitation by the Company of the Company Written Consent.

“Contract Workers” means independent contractors, consultants, temporary employees, leased employees or other servants or agents employed or used with respect to the operation of the business of the AEye Companies and classified by the Company as other than employees or compensated other than through wages paid by the Company through its payroll department and reported on a form W-2.

“Contracts” means any contracts, subcontracts, agreements, arrangements, understandings, commitments, instruments, undertakings, indentures, leases, mortgages and purchase orders, whether written or oral.

“Convertible Equity Instruments” means: (i) the convertible equity instruments of the Company, as amended pursuant to the applicable Stockholder Support Agreements, (when delivered) the Consent of Holder and Section 2.1, issued pursuant to the Convertible Equity Purchase Agreement; and (ii) any other instruments, debt or securities convertible or exchangeable into Company Common Stock or Company Preferred Stock, other than the Company Preferred Stock, the Company Options and the Company Warrants.

“Convertible Equity Purchase Agreement” means the Convertible Equity Purchase Agreement dated as of February 26, 2020, as amended and restated on August 3, 2020, as further amended and restated on September 15, 2020, as further amended on December 8, 2020, as further amended on December 21, 2020, as further amended pursuant to the applicable Stockholder Support Agreements, (when delivered) the Consent of Holder and Section 2.1, and as further amended from time to time in accordance with this Agreement, by and among the Company and the investors party thereto.

“Copyrights” means all rights in mask works, and other rights in any works of authorship of any type, in all forms, media or medium now known or hereinafter developed, and whether or not completed, published, or used, including all rights in drafts, plans, sketches, artwork, layouts, copy, designs, photographs, illustrations, collections, serials, printed or graphic matter, slides, compilations, serials, promotions, audio or visual recordings, transcriptions, Software, and all derivative works, translations, adaptations and combinations of any of the foregoing, all registrations and applications therefor and all extensions, restorations, and renewals of any of the foregoing, all worldwide rights and priorities afforded under any Law with respect to any of the foregoing, and all termination rights, moral rights, rights of publicity, author rights and all other rights associated therewith.

“COTS License” means any license for “shrink-wrap,” “click-through” or other “off-the-shelf” Software that is not customized and commercially available to the public generally with annual license, maintenance, support and other fees of less than $10,000 in the aggregate.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.

“COVID-19 Measures” means any legally binding quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar applicable Law promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“Databases” means all compilations of data, the selection and arrangement of that data, and all related documentation, including documentation regarding the procedures used in connection with the selection, collection, arrangement, processing and distribution of data contained therein to the extent they exist, together with documentation regarding the attributes of the data contained therein or the relationships among such data and documentation regarding data structures and formats, and file structures and formats, whether registered or unregistered, and any registrations or applications for registration therefor.

“Develop” or “Development” means any conception, reduction to practice, invention, creation, formulation, design, enhancement, testing, discovery, editing, commercialization, modification, improvement, or development (and any contribution to the foregoing), whether independently or jointly.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dissenting Shares” means all shares of Company Capital Stock held by a Company Stockholder who has validly exercised its, his or her appraisal rights pursuant to Section 262 of the DGCL with respect to its, his or her Company Capital Stock.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with a company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Event” means any event, state of facts, development, change, circumstance, occurrence or effect.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Ratio” means the quotient obtained by dividing the Price per Company Share by $10.00 (ten dollars). As of February 18, 2021, assuming the sum of the Fully-Diluted Company Shares is 41,295,931, the Exchange Ratio would be 4.6365.

“Export Laws” means (i) all Laws imposing trade sanctions on any Person, including, all Laws administered by OFAC, all sanctions Laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury or the European Union, and all anti-boycott Laws administered by the U.S. Department of State or the Department of Treasury, and (ii) all Laws relating to the import, export, re-export, or transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and the export control Laws of the United Kingdom or the European Union.

“Fully-Diluted Company Shares” means the number of shares of Company Common Stock equal to: (i) the total number of issued and outstanding shares of Company Common Stock as of immediately prior to the Effective Time (a) assuming the exercise of all in-the-money Company Options then outstanding, (b) assuming the exercise of all in-the-money Company Warrants then outstanding, (c) treating shares of Company Preferred Stock then outstanding on an as-converted to Company Common Stock basis, (d) treating all Company RSUs then outstanding issued prior to the Effective Time on an as-converted to Company Common Stock basis, (e) treating the remaining unissued share amount of the available pool under the Company ESOP as of the date hereof (not to exceed 314,043 unissued shares) as issued and outstanding and (f) assuming the conversion of all Convertible Equity Instruments on an as-converted to Company Common Stock basis; less (ii) 374,043 shares of Company Common Stock.

“Fully-Diluted Convertible Instrument Company Shares” means the number of shares of Company Capital Stock equal to the total number of issued and outstanding shares of Company Capital Stock on an as-converted to Company Common Stock basis as of immediately prior to the Effective Time and assuming as outstanding all shares of Company Capital Stock subject to (a) all of the Company’s outstanding awards under the Company ESOP and (b) all of the outstanding Company Warrants, in each case, as of immediately prior to the Effective Time.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation, in each case, as amended and/or restated from time to time.

“Governmental Authority” means any federal, state, provincial, municipal, local, international, supranational or foreign government, governmental authority, regulatory or administrative agency (which for the purposes of this Agreement shall include the SEC), governmental commission, department, board, bureau, agency, court, arbitral tribunal, securities exchange or similar body or instrumentality thereof.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means all of the following: (a) Copyrights; (b) Trademarks; (c) Patents; (d) Proprietary Information; (e) Databases (including knowledge databases, customer lists and customer databases); (f) all domain names, uniform resource locators and other names and locators associated with the internet, including applications and registrations thereof (“Internet Properties”); (g) all publicity and privacy rights, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and Personal Information and materials; (h) all rights (as such may exist or be created in any jurisdiction), whether statutory, common law or otherwise, in, arising out of, or associated with the foregoing; (i) all other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction worldwide; (j) all rights equivalent or similar or pertaining to the foregoing, including those arising under international treaties and convention rights; (k) all rights and powers to assert, defend and recover title to any of the foregoing; (l) all rights to assert, defend, sue, and recover damages for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any rights in or to any of the foregoing; (m) all proceeds, income, royalties, damages and payments now or hereafter due and payable under or in respect of all of the foregoing (including with respect to past, present or future infringement or violation thereof); and (n) all administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations, divisions and extensions of legal protection pertaining to any of the foregoing.

“Investment Company Act” means the Investment Company Act of 1940.

“IRA” means the Amended and Restated Investor Rights Agreement in respect of the Company, dated as of October 31, 2018, as amended and/or restated from time to time.

“IRS” means the Internal Revenue Service.

“IT Systems” means, collectively, the hardware, Software, data processing, data communication, network, telecommunications, equipment, platforms, servers, peripherals, and computer systems, owned, leased or licensed by any of the AEye Companies and used in the operation of their respective businesses.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the AEye Companies.

“Licensed Intellectual Property” means the Intellectual Property licensed or made available by another Person to any of the AEye Companies.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, charges, security interests, options, leases, subleases, restrictions, title retention devices (including the interest of a seller or lessor under any conditional sale agreement or capital lease, or any financing lease having substantially the same economic effect as any of the foregoing), collateral assignments, claims or other encumbrances of any kind whether consensual, statutory or otherwise, and whether filed, recorded or perfected under applicable Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but in any event excluding restrictions under applicable securities Laws).

“Merger Consideration” means the sum of (a) $1,900,000,000 (one billion nine hundred million dollars) and (b) the Aggregate Exercise Price.

“NDA” means the letter agreement, dated as of January 7, 2021, between Acquiror and the Company.

“NYSE” means the New York Stock Exchange or a successor that is a national securities exchange registered under Section 6 of the Exchange Act.

“OFAC” means the U.S. Office of Foreign Assets Control.

“Open Source Software” means all Software that is distributed as “free software”, “open source software”, “shareware” or under a similar licensing or distribution model, including Software licensed, provided, or distributed under any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Foundation (as promulgated by the Free Software Foundation) or any Software that contains or is derived from any such Software.

“Ordinary Course” means, with respect to an action taken by a Person, that (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, including (with respect to the use of such term in Article III or Article IV as to the period prior to the date of this Agreement) any Permitted COVID-19 Measures implemented by such Person; and (ii) such action complies with, in all material respects, all applicable Laws.

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the AEye Companies.

“Patents” means all (a) U.S. and foreign patents (including certificates of invention and other patent equivalents), utility models, and applications for any of the foregoing, including provisional applications, and all patents of addition, improvement patents, continuations, continuations-in-part, divisionals, reissues, re-examinations, renewals, confirmations, substitutions and extensions thereof or related thereto, and all applications or counterparts in any jurisdiction pertaining to any of the foregoing, including applications filed pursuant to any international patent law treaty, and (b) other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventors’ certificates, petty patents and innovation patents), together with all worldwide rights and priorities afforded under any Law with respect to any of the foregoing.

“Paycheck Protection Program” means the “paycheck protection program” set forth in subsection 36 of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as implemented, modified and amended by the Paycheck Protection Program Laws.

“Paycheck Protection Program Laws” means (i) Title I of the Coronavirus Aid, Relief, and Economic Security Act, as amended and modified, including by the Paycheck Protection Program and Health Care Enhancement Act (Pub. L. 116-139) and the Paycheck Protection Program Flexibility Act of 2020 (Pub. L. 116-142) and (ii) all rules, regulations, guidelines, guidance (including Frequently Asked Questions) and application documentation issued by the U.S. Small Business Administration, the U.S. Treasury Department or any other Governmental Authority, in each case, in connection with, relating to, implementing or modifying the Paycheck Protection Program.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permit” means any consent, franchise, approval, registration, variance, license, permit, grant, certificate, registration or other authorization or approval of a Governmental Authority or pursuant to any Law, and all pending applications for any of the foregoing.

“Permitted COVID-19 Measures” means any COVID-19 Measures (i) to the extent referring to actions prior to the date of this Agreement, implemented prior to the date of this Agreement and disclosed to Acquiror prior to the date of this Agreement or (ii) reasonably implemented by a party hereto following the date hereof in good faith and with respect to which such party provides at least one (1) Business Days’ prior written notice to the other parties hereto prior to implementation (except that no such notice shall be required to be provided in advance of taking such action if it shall be impracticable for the Company to provide such advance notice, but in such case notice is provided as soon as practicable following such action).

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the Ordinary Course with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under a Real Property Lease, and (C) any Liens encumbering the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental Laws promulgated by any Governmental Authority that do not materially interfere with the current use of the Leased Real Property, (vi) limited, non-exclusive, licenses of Intellectual Property entered into in the Ordinary Course which do not involve, grant or include any Development of Intellectual Property (or any right or license to engage in same), (vii) Ordinary Course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the Ordinary Course and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Leased Real Property with respect to any of the buildings or other improvements owned by the AEye Companies and (x) all other Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets of the AEye Companies.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means (a) all data and information that, whether alone or in combination with any other data or information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a natural person, household, or his, her or its device, including name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, government-issued ID number, customer or account number, health information, financial information, credit report information, device identifiers, transaction identifier, cookie ID, browser or device fingerprint or other probabilistic identifier, IP addresses, physiological and behavioral biometric identifiers, viewing history, platform behaviors, and any other similar piece of data or information; and (b) all other data or information that is otherwise protected by any Privacy Laws or otherwise considered personally identifiable information or personal data under applicable Law.

“PIPE Investors” means those Persons who are participating in the PIPE Investments pursuant to a PIPE Subscription Agreement entered into with Acquiror as of the date of this Agreement or following the date of this Agreement in accordance with Section 6.8.

“PPP Loan” means all principal, accrued interest, penalties, fines and other payment obligations of any nature of the Company under that certain U.S. Small Business Administration Paycheck Protection Program Note dated April 22, 2020, issued to the Company.

“Price per Company Share” means the quotient, expressed as a dollar number, obtained by dividing the Merger Consideration by the Fully-Diluted Company Shares.

“Privacy Laws” means all Laws concerning the privacy, secrecy, security, protection, disposal, international transfer or other Processing of Personal Information, including incident reporting and security incident notifying requirements.

“Process” or “Processing” means, with respect to data, the use, collection, creation, processing, receipt, storage, recording, organization, structuring, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, making available, alignment, combination, restriction, protection, security, erasure or destruction of such data.

“Proprietary Information” means all trade secrets, confidential information, proprietary information, designs, formulas, algorithms, procedures, methods, techniques, discoveries, developments, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, recordings, graphs, drawings, reports, analyses, documented and undocumented information, information and materials not generally known to the public, protocols, schematics, compositions, sketches, photographs, websites, content, images, graphics, text, artwork, audiovisual works, build instructions, Software, Databases, pricing, customer and user lists, market studies, business plans, systems, structures, architectures, devices, concepts, methods and information, together with any and all notes, analysis, compilations, lab reports, notebooks, invention disclosures, studies, summaries, and other material containing or based, in whole or in part, on any information included in the foregoing, including all copies and tangible embodiments of any of the foregoing in whatever form or medium.

“Registered IP” means all Intellectual Property that is registered, filed, certified, applied for, perfected, recorded, renewed or issued under the authority of, with or by any Governmental Authority, domain name registrar or other public or quasi-public legal authority anywhere in the world.

“Proxy Statement” means the proxy statement filed by Acquiror as part of the Registration Statement with respect to the Acquiror Stockholder Meeting for the purpose of soliciting proxies from Acquiror Stockholders to approve the Transaction Proposals (which shall also provide the Acquiror Stockholders with the opportunity to redeem their shares of Acquiror Common Stock in conjunction with a stockholder vote on the Merger).

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliates.

“ROFR Agreement” means the Amended and Restated Right of First Refusal and Co-Sale Agreement in respect to the Company, dated as of October 31, 2018, as amended and/or restated from time to time.

“Sanctions” means any sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Software” means all (a) computer software, programs, applications, scripts, middleware, firmware, interfaces, tools, operating systems, software code of any nature, (including object code, source code, interpreted code, data files, rules, definitions and methodology derived from the foregoing) and any derivations, updates, enhancements and customizations of any of the foregoing, together with all related processes, technical data, algorithms, APIs, subroutines, operating procedures, report formats, development tools, templates and user interfaces, and (b) documentation, including user manuals, technical manuals, programming comments, descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, and training materials related to any of the foregoing.

“Stockholder Merger Consideration” means, with respect to each Company Stockholder, subject to the terms and conditions of this Agreement, the sum of all shares of Acquiror Class A Common Stock receivable by such Company Stockholder pursuant to Section 2.5(a).

“Subsidiary” means, with respect to a Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, (a) owns or controls fifty percent (50%) or more of the outstanding voting securities, profits interest or capital interest, (b) is entitled to elect at least a majority of the board of directors or similar governing body or (c) in the case of a limited partnership, limited liability company or similar entity, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.

“SVB” means Silicon Valley Bank.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Taxes” means all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Trademarks” means all trademarks, service marks, trade names, business names, corporate names, trade dress, look and feel, product and service names, logos, brand names, slogans, 800 numbers, Internet domain names, URLs, social media usernames, handles, hashtags and account names, symbols, emblems, insignia and other distinctive identification and indicia of source of origin, whether or not registered, including all common law rights thereto, and all applications and registrations therefor, and all goodwill associated with any of the foregoing or the business connected with the use of and symbolized by the foregoing.

“Transactions” means, collectively, the Merger, the Convertible Equity Conversion and each of the other transactions contemplated by this Agreement or any of the Ancillary Agreements.

“Transfer Taxes” means any transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) payable in connection with the Transactions.

“Use” means the use, reproduction, modification, adaptation, manufacture, distribution, promotion, export, import, delivery, offer, provision, introduction, leasing, licensing, release, monetization, sublicensing and sale, creation of derivative works based on, translation, and public display and performance in all fields of use.

“Voting Agreement” means the Amended and Restated Voting Agreement in respect of the Company, dated as of October 31, 2018, as amended and/or restated from time to time.

Section 1.2 Other Definitions.

Acquiror	Preamble
Acquiror Board	Recitals
Acquiror Board Recommendation	4.18
Acquiror Class A Common Stock	Recitals
Acquiror Cure Period	9.1(i)
Acquiror Deal Communications	10.18(b)
Acquiror Disclosure Letter	Article IV
Acquiror Financial Statements	4.4(a)
Acquiror Modification in Recommendation	7.2(b)(ii)
Acquiror Non-Recourse Party	10.16(b)
Acquiror SEC Filings	4.13
Acquiror Stockholder Meeting	7.2(a)(i)
Agreement	Preamble
Agreement End Date	9.1(h)
Anti-Money Laundering Laws	3.23
Assumed Option	2.5(c)
Assumed RSUs	2.5(d)

Assumed Warrant	2.5(e)
Available Acquiror Cash	6.2(a)
Closing	2.6
Closing Date	2.6
Company	Preamble
Company Advised Parties	10.18(f)
Company Benefit Plan	3.19(a)
Company Board	Recitals
Company Board Recommendation	7.2(c)(ii)
Company Certificates	2.8(a)
Company Cure Period	9.1(h)
Company Deal Communications	10.18(g)
Company Disclosure Letter	Article III
Company Financial Statements	3.4(a)
Company Health Plan	3.19(l)
Company Intervening Event	7.2(c)(iii)
Company Intervening Event Change in Recommendation	7.2(c)(iii)
Company Intervening Event Notice Period	7.2(c)(iii)
Company Modification in Recommendation	7.2(c)(ii)
Company Non-Recourse Party	10.16(b)
Company Unaudited Financial Statements	3.4(a)
Company Written Consent	7.2(c)
Constituent Corporations	2.2(e)
Consultant	Section 9.3
Convertible Equity Conversion	2.1(a)
D&O Indemnified Parties	5.2(a)
Data Processing Contracts	3.6(m)
Defending Party	7.6
Designated Entity	3.6(b)
DGCL	Recitals
Effective Time	2.2(g)
Equity Incentive Plan	6.2(a)
ERISA	3.19(a)
Exchange Agent	2.8(a)
FCPA	3.22
Healthcare Reform Laws	3.19(l)
Interim Period	5.1
Internet Properties	Definition of Intellectual Property
Intervening Event	7.2(b)(iii)
Intervening Event Change in Recommendation	7.2(b)(iii)
Intervening Event Notice Period	7.2(b)(iii)
IP Licenses	3.6(f)
IPO	4.14
Letter of Transmittal	2.8(a)

Lock-Up Agreements	Recitals
Lost Certificate Affidavit	2.8(d)
Material Contract	3.5(a)
Merger	Recitals
Merger Certificate	2.2(f)
Merger Sub	Preamble
Merger Sub Board	Recitals
Minimum Cash Amount	6.2(a)
New Acquiror Bylaws	2.2(i)
New Acquiror Charter	2.2(i)
New Acquiror Governing Documents	2.2(i)
PCAOB Audited Financials	5.7
PIPE Investment Amount	4.19
PIPE Investments	Recitals
PIPE Subscription Agreements	Recitals
PPP Escrow Account	2.2(j)
PPP Escrow Agreement	2.2(j)
PPP Loan Escrow Amount	5.5
Prior Acquiror Counsel	10.18(a)
Prior Company Counsel	10.18(f)
Privacy Policies	3.6(l)
Privileged Acquiror Deal Communications	10.18(b)
Privileged Company Deal Communications	10.18(g)
Public Stockholders	10.1
Real Property Lease	3.5(a)(iii)
Registration Rights Agreement	Recitals
Registration Statement	7.2(a)(i)
Regulatory Approvals	8.1(b)
Related Party	3.17(a)
Released Claims	10.1
Section 280G Approval	5.6
Side Letters	2.7(a)(iii)
Similar Terms	5.1(l)
Sponsor	Recitals
Sponsor Support Agreement	Recitals
Stockholder Support Agreement	Recitals
Surviving Corporation	Recitals
Surviving Corporation Bylaws	2.2(h)
Surviving Corporation Charter	2.2(h)
Surviving Corporation Governing Documents	2.2(e)
Terminating Acquiror Breach	9.1(i)
Terminating Company Breach	9.1(h)
Transaction Proposals	7.2(a)(i)
Transmittal Documents	2.8(b)

Trust Account	10.1
Trust Agreement	4.14
Trustee	4.14
Waived 280G Benefits	5.6

Section 1.3 Construction.

(a) Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if;” and (viii) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) References to “$,” “US$,” “USD” or “dollars” are to the lawful currency of the United States of America.

(d) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.

(e) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(f) Unless the context of this Agreement otherwise requires, references to the Company with respect to periods following the Effective Time shall be construed to mean the Surviving Corporation and vice versa.

Section 1.4 Knowledge. As used herein, (a) the phrase “to the knowledge of the Company” or “to the Company’s knowledge” shall mean the knowledge of the individuals identified on Section 1.4(a) of the Company Disclosure Letter; (b) the phrase “to the knowledge of Acquiror” shall mean the knowledge of the individuals identified on Section 1.4(b) of the Acquiror Disclosure Letter, in each case of clauses (a) and (b), as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

Article II

TRANSACTIONS; CLOSING

Section 2.1 Pre-Closing Actions.

(a) Prior to the Effective Time, in accordance with the terms of the Convertible Equity Instruments, the Stockholder Support Agreement, the Consent of Holder and the Company Charter, the Company shall take all appropriate actions to cause all Company Convertible Equity to automatically convert (without any further action on the part of the Company or any holder or investor of Convertible Equity Instruments) immediately prior to the Effective Time into a number of shares of Company Common Stock equal to (i) the sum of the aggregate principal amount of the Convertible Equity Instruments then outstanding plus all dividends accrued thereon, divided by (ii) the quotient obtained by dividing $250,000,000 by the Fully-Diluted Convertible Instrument Company Shares (the “Convertible Equity Conversion”).

(b) Prior to the Effective Time, the Company shall provide such notice (if any) to the extent required under the terms of the Company ESOP, obtain any necessary consents, waivers or releases; adopt applicable resolutions; amend the terms of the Company ESOP or any outstanding awards; and take all other appropriate actions to (including providing drafts to Acquiror prior to such actions, notifying Acquiror with respect to such actions and providing evidence reasonably satisfactory to Acquiror that all such actions have been taken prior to the Effective Time): (i) effectuate the provisions of Section 2.5(c) and Section 2.5(d); and (ii) ensure that after the Effective Time, neither any holder of Assumed Options or Assumed RSUs (as each is defined below) (or any beneficiary thereof) nor any other participant in the Company ESOP shall have any right thereunder to acquire any securities of the Surviving Corporation or to receive any payment or benefit with respect to any award previously granted under the Company ESOP, except as provided in Section 2.5(c) and Section 2.5(d).

(c) Prior to the Effective Time, Acquiror shall file an amendment to its charter to increase the number of its authorized shares of Acquiror Class A Common Stock to 300,000,000 shares of Acquiror Class A Common Stock.

Section 2.2 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall cease, and the Company, as the Surviving Corporation, shall continue its corporate existence under the DGCL.

(b) From and after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Company and Merger Sub (the Company and Merger Sub sometimes being referred to herein as the “Constituent Corporations”), and shall become subject to all the debts, liabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.

(c) The Merger shall be consummated in accordance with this Agreement by filing a certificate of merger in respect of the Merger (as so filed, the “Merger Certificate”) in accordance with the relevant provisions of the DGCL and Section 2.2(d).

(d) At the Closing, subject to the satisfaction or waiver of all of the conditions set forth in this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Merger Sub and the Company shall cause the (i) Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time when the Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Merger Sub and the Company in writing and specified in the Merger Certificate (the “Effective Time”).

(e) At the Effective Time, the certificate of incorporation and bylaws of Merger Sub in effect immediately prior to the Effective Time and attached hereto as Exhibit F (the “Surviving Corporation Charter”) and Exhibit G (the “Surviving Corporation Bylaws”, together with the Surviving Corporation Charter, the “Surviving Corporation Governing Documents”), respectively, shall automatically be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL; provided, that the Surviving Corporation Charter shall provide that the Surviving Corporation’s name is “AEye, Inc.”

(f) At the Effective Time, the Acquiror Charter and Acquiror Bylaws in effect immediately prior to the Effective Time shall, subject to the approval of the applicable Transaction Proposal at the Acquiror Stockholder Meeting, be amended and restated in the forms attached hereto as Exhibit H (the “New Acquiror Charter”) and Exhibit I (the “New Acquiror Bylaws”, and together with the Acquiror Charter, the “New Acquiror Governing Documents”), respectively, and as so amended and restated shall be the certificate of incorporation and bylaws of Acquiror until thereafter amended as provided therein and under the DGCL. The New Acquiror Charter shall provide that Acquiror’s name is “AEye Holdings, Inc.”

(g) In the event the PPP Loan is not repaid or forgiven prior to Closing (and the Transactions have not been duly consented to by SVB), at the Closing, in accordance with applicable Law, the Company shall pay the PPP Loan Escrow Amount (as defined below) to SVB to be held, invested and distributed in and from an escrow account with SVB (the “PPP Escrow Account”) pursuant to an escrow agreement to be entered into as of the Closing between the Company and SVB as escrow agent thereunder, on terms and conditions mutually satisfactory to the parties thereto and Acquiror (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “PPP Escrow Agreement”), by wire transfer of immediately available funds to the bank account designated by SVB.

Section 2.3 Directors and Officers.

(a) From and after the Effective Time, the officers of the Company holding such positions as set forth on Section 6.6(a) of the Company Disclosure Letter shall be the officers of the Surviving Corporation and Acquiror, each such officer to hold office in accordance with the Surviving Corporation Governing Documents, or the New Acquiror Governing Documents, respectively.

(b) From and after the Effective Time, the Persons identified as the initial directors of the Surviving Corporation in accordance with the provisions of Section 6.6(b) shall be the directors of the Surviving Corporation and Acquiror, each to hold office in accordance with the Surviving Corporation Governing Documents, or the New Acquiror Governing Documents, respectively.

Section 2.4 Effect of the Merger on Merger Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub or the Company, each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall automatically be converted into an equal number of shares of common stock of the Surviving Corporation, which shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.5 Effect of the Merger on Company Capital Stock.

(a) Company Common Stock and Company Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company or the holders of Company Capital Stock, each share of Company Common Stock and Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time (after giving effect to the Convertible Equity Conversion), other than (i) any share of Company Capital Stock held by Acquiror, Sponsor or any of their Affiliates, (ii) any share referred to in Section 2.5(b) and (iii) any Dissenting Share, shall automatically be cancelled and cease to exist in exchange for the right to receive, upon delivery of the Transmittal Documents (as defined below) in accordance with Section 2.8, such number of shares of newly issued Acquiror Class A Common Stock that is equal to the Exchange Ratio, without interest, subject to rounding pursuant to Section 2.8(g). As of the Effective Time, each Company Stockholder shall cease to have any other rights in and to the Company or the Surviving Corporation (other than the rights set forth in Section 2.10(a)).

(b) Treasury Stock. Notwithstanding clause (a) above or any other provision of this Agreement to the contrary, at the Effective Time, if there are any shares of Company Capital Stock that are owned by the Company as treasury shares or any shares of Company Capital Stock owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such shares of Company Capital Stock shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(c) Company Options. At the Effective Time, each Company Option that is outstanding under the Company ESOP immediately prior to the Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of any holder or beneficiary thereof, be assumed by Acquiror and converted into an option to purchase shares of Acquiror Class A Common Stock (each, an “Assumed Option”) under the Equity Incentive Plan (as defined below). Each Assumed Option shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Company Option immediately prior to the Effective Time (including expiration date, vesting conditions, and exercise provisions), except that (i) each Assumed Option shall be exercisable for that number of shares of Acquiror Class A Common Stock equal to the product (rounded down to the nearest whole number) of (A) the number of shares of Company Common Stock subject to the Company Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio; and (ii) the per share exercise price for each share of Acquiror Class A Common Stock issuable upon exercise of the Assumed Option shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (A) the exercise price per share of Company Common Stock subject to such Company Option immediately prior to the Effective Time by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Acquiror Class A Common Stock purchasable under each Assumed Option shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Acquiror Class A Common Stock purchasable under such Assumed Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code.

(d) Company RSUs. At the Effective Time, each award of Company RSUs that is outstanding under the Company ESOP immediately prior to the Effective Time shall, automatically and without any required action on the part of any holder or beneficiary thereof, be assumed by Acquiror and converted into an award of restricted stock units to acquire an equal number of shares of Acquiror Class A Common Stock (each, an award of “Assumed RSUs”) under the Equity Incentive Plan. Each award of Assumed RSUs shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Company RSUs immediately prior to the Effective Time (including expiration date and vesting conditions), except that each award of Assumed RSUs shall be for a number of Acquiror restricted stock units equal to the product (rounded down to the nearest whole number) of (A) the number of shares of Company Common Stock subject to the applicable award of Company RSUs immediately prior to the Effective Time multiplied by (B) the Exchange Ratio.

(e) Company Warrants. At the Effective Time, each Company Warrant that is outstanding immediately prior to the Effective Time shall be assumed by Acquiror and converted into a warrant to purchase shares of Acquiror Class A Common Stock (each, an “Assumed Warrant”). Each Assumed Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Company Warrant immediately prior to the Effective Time, except that (i) each Assumed Warrant shall be exercisable for that number of shares of Acquiror Class A Common Stock equal to the product (rounded down to the nearest whole number) of (A) the number of shares of Company Capital Stock subject to the Company Warrant immediately prior to the Effective Time multiplied by (B) the Exchange Ratio; and (ii) the per share exercise price for each share of Acquiror Class A Common Stock issuable upon exercise of the Assumed Warrant shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (A) the exercise price per share of Company Capital Stock subject to the Company Warrant immediately prior to the Effective Time by (B) the Exchange Ratio.

(f) Dissenting Shares. Each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 2.10(a) and shall thereafter represent only the right to receive the applicable payments set forth in Section 2.10(a).

Section 2.6 Closing. In accordance with the terms and subject to the conditions of this Agreement, the closing of the Transactions contemplated by this Agreement (the “Closing”) shall take place remotely by conference call and exchange of documents and signatures in accordance with Section 10.8 on the date which is three (3) Business Days after the first date on which all conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or at such other time and place or in such other manner as shall be agreed upon by Acquiror and the Company in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

Section 2.7 Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered to Acquiror:

(i) a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 8.2(a) and Section 8.2(b) have been fulfilled;

(ii) a properly executed certification that shares of Company Common Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by Acquiror with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations;

(iii) evidence in form and substance reasonably acceptable to Acquiror of the termination of the IRA, the ROFR Agreement, the Voting Agreement and all letter agreements between the Company and any of its investors (the “Side Letters”);

(iv) a copy of a payoff letter duly signed by the Company’s financial advisor with respect to any broker’s, finder’s or similar fees, commissions or expenses that the Merger or the other Transactions give rise to, as well as a release of all obligations (other than any indemnification obligations) of the Company under the Company’s engagement letter with such financial advisor, in form and substance reasonably acceptable to Acquiror;

(v) if the PPP Loan has not been repaid or forgiven (and the Transactions have not been duly consented to by SVB) prior to the Closing, the PPP Escrow Agreement, duly executed by the Company and SVB; and

(vi) copies of the approvals, waivers or consents called for by Section 8.2(d).

(b) At the Closing, Acquiror will deliver or cause to be delivered to the Company:

(i) a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that the conditions specified in Section 8.3(a) and Section 8.3(b) have been fulfilled;

(ii) copies of the written resignations of all of the directors and officers of Acquiror, effective as of the Effective Time; and

(iii) a copy of a payoff letter duly signed by Acquiror’s financial advisor with respect to any broker’s, finder’s or similar fees, commissions or expenses that the Merger or the other Transactions give rise to, as well as a release of all obligations (other than any indemnification obligations) of Acquiror under Acquiror’s engagement letter with such financial advisor, in form and substance reasonably acceptable to the Company.

(c) On the Closing Date, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds (i) all accrued and unpaid Company Transaction Expenses as set forth on a written statement to be delivered to Acquiror by or on behalf of the Company not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof and (ii) all accrued and unpaid Acquiror Transaction Expenses.

(d) At the Closing, Acquiror shall repay in full the outstanding amount due under all loans made by the Sponsor or any of its Affiliates to Acquiror to the payee designated by the Sponsor by wire transfer of immediately available funds to the account designated by the Sponsor.

Section 2.8 Surrender of Company Securities and Disbursement of Stockholder Merger Consideration.

(a) Prior to the Effective Time, Acquiror (following consultation with the Company) shall appoint Continental Stock Transfer & Trust Company as exchange agent, or another exchange agent reasonably acceptable to the Company (the “Exchange Agent”), for the purpose of exchanging and/or verifying the cancellation of electronic certificates representing Company Common Stock and Company Preferred Stock (“Company Certificates”). At or prior to the Effective Time, Acquiror shall deposit, or cause to be deposited, with the Exchange Agent the Aggregate Stockholder Merger Consideration. Prior to the Effective Time, substantially concurrently with the mailing of the Consent Solicitation Statement, Acquiror shall send, or shall cause the Exchange Agent to send, to each Company Stockholder, a letter of transmittal for use in such exchange and/or verification, in form and substance reasonably satisfactory to the Company and Acquiror (a “Letter of Transmittal”) (which shall specify that the delivery and/or cancellation of Company Certificates in respect of the Stockholder Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery and/or cancellation of the Company Certificates and other Transmittal Documents to the Exchange Agent (or a Lost Certificate Affidavit (as defined below))) for use in such exchange.

(b) Each Company Stockholder shall be entitled to receive his, her or its Stockholder Merger Consideration in respect of the Company Capital Stock represented by such Company Stockholder’s Company Certificate(s) (excluding any shares of Company Capital Stock described in Section 2.5(b) or Dissenting Shares), as soon as reasonably practicable after the Effective Time, but subject to the delivery to the Exchange Agent (and/or cancellation in the case of the Company Certificates) of the following items prior thereto (collectively, the “Transmittal Documents”): (i) the Company Certificate(s) for his, her or its shares of Company Capital Stock (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal, and (ii) such other documents as may be reasonably requested by the Exchange Agent or Acquiror. Until so surrendered and/or cancelled, each such Company Certificate shall represent after the Effective Time for all purposes only the right to receive such Stockholder Merger Consideration (or portion thereof) attributable to such Company Certificate.

(c) If any Stockholder Merger Consideration (or portion thereof) is to be delivered or issued to a Person other than the Person in whose name the surrendered and/or cancelled Company Certificate is registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Capital Stock shall have been permitted in accordance with the terms of the Company Governing Documents, each as in effect immediately prior to the Effective Time, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such Stockholder Merger Consideration (or portion thereof), or the Person in whose name such Stockholder Merger Consideration (or portion thereof) is delivered or issued, shall have already executed and delivered such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or Acquiror and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to the Exchange Agent, the Company Stockholder may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to Acquiror (a “Lost Certificate Affidavit”), which at the reasonable discretion of Acquiror may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror or the Surviving Corporation with respect to the shares of Company Capital Stock represented by the Company Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 2.8(d) shall be treated as a Company Certificate for all purposes of this Agreement.

(e) After the Effective Time, there shall be no further registration of transfers of Company Capital Stock. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation, Acquiror or the Exchange Agent, they shall be canceled and exchanged for the Stockholder Merger Consideration (or portion thereof) provided for, and in accordance with the procedures set forth in this Section 2.8. No dividends or other distributions declared or made after the date of this Agreement with respect to Acquiror Common Stock with a record date after the Effective Time will be paid to the holders of any Company Certificates that have not yet been surrendered with respect to the Acquiror Common Stock to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such certificates (or provide a Lost Certificate Affidavit), if applicable, and provide the other Transmittal Documents. Subject to applicable Law, following the Effective Time and surrender of any such Company Certificates (or delivery of a Lost Certificate Affidavit), if applicable, and delivery of the other Transmittal Documents, the Exchange Agent shall promptly deliver to the record holders thereof, without interest, the Stockholder Merger Consideration (or portion thereof) payable in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Acquiror Common Stock.

(f) All securities issued upon the surrender of Company Certificates (or delivery of a Lost Certificate Affidavit) in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Capital Stock represented by such shares of Company Capital Stock. Any portion of the Aggregate Stockholder Merger Consideration made available to the Exchange Agent pursuant to Section 2.8(a) that remains unclaimed by Company Stockholders one (1) year after the Effective Time shall be returned to Acquiror, upon demand, and any such Company Stockholder who has not exchanged his, her or its shares of Company Capital Stock for the applicable Stockholder Merger Consideration due to such Company Stockholder in accordance with this Section 2.8 prior to that time shall thereafter look only to Acquiror for payment of such Stockholder Merger Consideration in respect of such shares of Company Capital Stock without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of the Surviving Corporation, Acquiror or any party hereto or any Representative of any of the foregoing shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Notwithstanding anything to the contrary contained herein, no fraction of a share of Acquiror Class A Common Stock will be issued by virtue of the Merger or the other Transactions, and each Person who would otherwise be entitled to a fraction of a share of Acquiror Class A Common Stock (after aggregating all fractional shares of Acquiror Class A Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Acquiror Class A Common Stock issued to such Person rounded to the nearest whole share of Acquiror Class A Common Stock, without payment in lieu of such fractional shares.

Section 2.9 Company Option, Company RSU and Company Warrant Letter of Transmittal. Prior to the Effective Time, the Company shall send, or shall cause the Exchange Agent to send, to each Company Option, Company RSU and Company Warrant holder, a letter of transmittal which shall specify that the delivery of Assumed Options, Assumed RSUs and Assumed Warrants shall be effected in exchange for the Company Options, Company RSUs and Company Warrants respectively upon the Effective Time. The Company shall include with each such letter of transmittal a notice and acknowledgment to be executed by such holder that such holder’s Company Options, Company RSUs or Company Warrants are being converted into Assumed Options, Assumed RSUs or Assumed Warrants in accordance with Section 2.5(c), Section 2.5(d) or Section 2.5(e) (as applicable) without further obligation on the part of the Company and that the holder of such Company Options, Company RSUs or Company Warrants has no further rights or claims to any further equity in the Company other than such conversion. Prior to sending such letter of transmittal and notice and acknowledgment, the Company shall provide drafts to Acquiror for its review and consult with Acquiror as to the form and substance of such materials in good faith. The Company shall use commercially reasonable efforts to obtain duly executed copies of all such acknowledgments.

Section 2.10 Appraisal and Dissenter’s Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Capital Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights shall not be converted into, and any such Company Stockholder shall have no right to receive, any Stockholder Merger Consideration (or any portion of the Aggregate Stockholder Merger Consideration) unless and until such Company Stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any Company Stockholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Capital Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable portion of the Aggregate Stockholder Merger Consideration, without any interest thereon, upon surrender, in the manner provided in this Article II, of the Company Certificate or Company Certificates that formerly evidenced such shares of Company Capital Stock.

(b) Prior to the Closing, the Company shall give Acquiror (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 2.11 Withholding. Each of the Surviving Corporation, Acquiror and Merger Sub and their agents shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. tax Law. At least ten (10) Business Days prior to making any such deduction or withholding, the Surviving Corporation, Acquiror, Merger Sub or their agent shall notify the Person in respect of whom such deduction or withholding is expected to be made of such deduction or withholding, which notice shall be in writing and include the amount of and basis for such deduction or withholding. The Surviving Corporation, Acquiror, Merger Sub or their agent, as applicable, shall cooperate with such Person to reduce or eliminate any such requirement to deduct or withhold to the extent permitted by Law. To the extent that amounts are so withheld by the Surviving Corporation, Acquiror, Merger Sub or their agent, as the case may be, and timely paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Acquiror and Merger Sub the following, except as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”), which exceptions shall, subject to Section 10.9, be deemed to be part of the representations and warranties made hereunder.

Section 3.1 Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto, thereto and to the Company Charter. The Company is presently qualified to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified and in good standing in each such jurisdiction (except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect).

Section 3.2 Subsidiaries; Capitalization.

(a) The Company does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than the Subsidiaries of the Company set forth on Section 3.2(a) of the Company Disclosure Letter. Each of the Company’s Subsidiaries has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation and has requisite corporate power and authority to own and operate its properties and assets, to carry own its business as presently conducted and contemplated to be conducted. Each of the Company’s Subsidiaries is presently qualified to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified and is in good standing in each such jurisdiction (except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect). All shares of the Company’s Subsidiaries that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right.

(b) Section 3.2(b) of the Company Disclosure Letter lists all Convertible Equity Instruments outstanding as of the date of this Agreement. The Convertible Equity Conversion shall occur automatically immediately prior to the Effective Time pursuant to the Convertible Equity Instruments, the Stockholder Support Agreement, the Consent of Holder and the Company Charter, and at that time there shall no longer be any Convertible Equity Instruments outstanding. As of the date of this Agreement, the aggregate principal amount of the outstanding Company Convertible Equity is $38,034,999.08.

(c) As of the date of this Agreement, the authorized capital stock of the Company consists of:

(i) 37,500,000 shares of Company Common Stock, 11,028,052 of which are issued and outstanding;

(ii) 17,500,000 shares of Company Preferred Stock, 16,383,725 of which are issued and outstanding, and:

(1) 9,234,087 shares are designated Company Series A Preferred Stock, 9,226,734 of which are issued and outstanding; and

(2) 8,265,913 shares are designated Company Series B Preferred Stock, 7,156,991 of which are issued and outstanding.

(d) As of the date of this Agreement, there are outstanding:

(i) Company Common Stock Warrants to purchase 61,612 shares of Company Common Stock; and

(ii) Company Series A Warrants to purchase 7,353 shares of Company Series A Preferred Stock.

(e) All shares of Company Capital Stock that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right. The Company Capital Stock has the rights, preferences, privileges and restrictions set forth in the Company Charter.

(f) As of the date of this Agreement, the Company has reserved: (i) 10,498,559 shares of Company Common Stock for issuance under the Company ESOP, of which 314,043 remain available for issuance; and (iii) 68,965 shares of Company Capital Stock for issuance upon exercise of the Company Warrants.

(g) The Merger and the other Transactions do not constitute a “Deemed Liquidation Event” (as such term is defined in the Company Charter), and other than the Company Written Consent, there is no consent required of the holders of any class or series of Company Capital Stock or other Company Stockholders. In connection with the consummation of the Merger, as contemplated by the Company Charter, all Company Preferred Stock will automatically, and without any further action on the part of any Person, convert into Merger Consideration at the same exchange ratio as the Exchange Ratio applied to the Company Common Stock, in accordance with Section 2.5(a).

(h) Except as set forth on the Company Disclosure Letter and for (i) the conversion privileges of the Company Preferred Stock, (ii) the Company Options to purchase Company Common Stock outstanding under the Company ESOP, (iii) the Company RSUs outstanding under the Company ESOP and (iv) the Company Warrants, there are no outstanding options, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from the Company of any shares of Company Capital Stock. Except as set forth on the Company Disclosure Letter, the Company is not a party to or subject to any agreement or understanding and, to the Company’s knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company. To the Company’s knowledge, no officer or director has made any representations or promises regarding equity incentives to any officer, employee, director or consultant of the Company that is not reflected in the outstanding share and option numbers contained in this Section 3.2.

(i) The Company has made available to Acquiror prior to the date of this Agreement the Company ESOP ledger dated as of February 15, 2021, which reflects all granted Company Options and Company RSUs and lists the applicable vesting schedules therefor as of the date of this Agreement.

(j) Except as set forth in Section 3.2(j) of the Company Disclosure Letter, none of the Company’s stock purchase agreements, stock option documents or restricted stock unit documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or terms of such agreement upon the occurrence of any event or combination of events. The Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. The Company has no obligation (contingent or otherwise) to purchase or redeem any of the Company Capital Stock.

(k) The only Company Capital Stock that will be outstanding immediately after the Closing will be the Company Capital Stock owned by Acquiror following the consummation of the Merger. Following the Effective Time, each Company Option, Company RSU or Company Warrant outstanding immediately prior to the Effective Time, whether vested or unvested, shall have automatically and without any required action on the part of the Company, Acquiror or any holder or beneficiary thereof, been converted into Assumed Options, Assumed RSUs or Assumed Warrants in accordance with Section 2.5(c), Section 2.5(d) or Section 2.5(e), respectively.

Section 3.3 Due Authorization. All corporate action on the part of each of the AEye Companies and their respective directors, officers and stockholders necessary for the (a) authorization, execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of all of each of the Company’s obligations hereunder or thereunder has been taken or will be taken prior to the Closing, subject to (i) obtaining the Company Written Consent, (ii) the filing of the Merger Certificate and (iii) the receipt of the Regulatory Approvals (as defined below). This Agreement and the Ancillary Agreements to which it is or will be a party assuming due authorization, execution and delivery by each other party constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

Section 3.4 Financial Statements.

(a) The Company has made available to Acquiror the audited consolidated balance sheets of the AEye Companies as of December 31, 2018 and December 31, 2019, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended and the related notes thereto (collectively with respect to such financial statements as of and for the years then ended December 31, 2018 and December 31, 2019, the “Company Audited Financial Statements”), and the unaudited consolidated balance sheet of the AEye Companies as of December 31, 2020, and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows for the year then ended (the “Company Unaudited Financial Statements”, and together with the Company Audited Financial Statements, and PCAOB Audited Financials (as defined below) following delivery, collectively, the “Company Financial Statements”). The Company Financial Statements including any related notes are true and correct in all material respects and present fairly the financial condition, operating results, stockholders’ equity and cash flows of the AEye Companies as of the dates and during the periods indicated. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as otherwise noted therein and, in the case of the Company Unaudited Financial Statements, subject to the absence of notes. The books of account, ledgers, order books, records and other financial documents of the Company accurately and completely reflect all material information relating to the Company’s business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable.

(b) The Company has: (i) in place disclosure controls and procedures that are designed to reasonably ensure that material information relating to the AEye Companies is made known to the management of the Company by others within any of the AEye Companies; and (ii) disclosed, based on its most recent evaluation, to the Company’s outside auditors and the Company Board (or its audit committee, if any) (A) any significant deficiencies in the design or operation of internal controls which could adversely affect the ability of any of the AEye Companies to record, process, summarize and report financial data and have identified for the Company’s outside auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of any of the AEye Companies. A true, correct and complete summary of any of those disclosures made by management to the Company’s auditors and the Company Board (or its audit committee, if any) has been furnished to Acquiror prior to the date of this Agreement. The AEye Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Since December 31, 2018, neither the Company nor, to the knowledge of the Company, any Representative of any of the AEye Companies has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of any of the AEye Companies with respect to the Company Financial Statements or the internal accounting controls of any of the AEye Companies, including any written complaint, allegation, assertion or claim that any of the AEye Companies has engaged in questionable accounting or auditing practices. Since December 31, 2018, no attorney representing any of the AEye Companies, whether or not employed by any of the AEye Companies, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by any of the AEye Companies or any of their respective Representatives to the Company Board or the board of directors (or similar governing body) of any of its Subsidiaries or any committee thereof or to any director or officer of any of the AEye Companies.

(d) None of the AEye Companies has any liability or obligation, absolute or contingent, individually or in the aggregate, that would be required to be set forth on a consolidated balance sheet of the AEye Companies prepared in accordance with GAAP applied and in accordance with past practice, other than (i) obligations and liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) obligations and liabilities under Contracts incurred in the Ordinary Course (other than due to a breach under such Contracts, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (iii) any Company Transaction Expenses, (iv) obligations incurred by the Company’s execution of this Agreement (other than due to a breach hereunder, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach hereunder), and (v) obligations and liabilities reflected, or reserved against, in the Company Financial Statements or as set forth in Section 3.4(d) of the Company Disclosure Letter.

Section 3.5 Material Contracts.

(a) Section 3.5(a) of the Company Disclosure Letter lists all Contracts to which any AEye Company is a party, by which any AEye Company is bound or to which any AEye Company or any of its assets or properties are subject that are in effect as of the date of this Agreement and constitute or involve the following (together with all amendments, waivers or other changes thereto, each of the following, a “Material Contract”):

(i) obligations of, or payments to, any of the AEye Companies in excess of $100,000 (other than obligations of, or payments to, any of the AEye Companies arising from purchase orders entered into in the Ordinary Course), over any 12-month period;

(ii) any Indebtedness for borrowed money (excluding intercompany loans) or letters of credit where the amounts drawn by any of the AEye Companies are in excess of $100,000;

(iii) any real property leasehold interest (“Real Property Lease”);

(iv) any IP Licenses;

(v) the grant of rights to manufacture, produce, assemble, license, market or sell any Company Products;

(vi) any of (A) the top five (5) customers and (B) the top five (5) suppliers of the AEye Companies, taken as a whole;

(vii) material uncapped indemnity obligations of any of the AEye Companies;

(viii) (A) partnership or joint venture Contracts or (B) purchase, merger, acquisition, disposition (whether by merger, sale of equity, sale, transfer or assignment of assets or otherwise) Contracts with respect to the equity interests, or material assets (including Intellectual Property, other than assignments contemplated by Section 3.6(d)) or a business, of any Person;

(ix) Contracts with any Governmental Authority;

(x) Contracts which (A) limit the right of any AEye Company to engage in any line of business or in any geographic area, or to Develop, manufacture, produce, assemble, license or sell any products or services (including the Company Products), or to compete with any Person; (B) grant any exclusive or similar rights to any Person that is not a AEye Company or (C) involve any joint, collaborative or other Development or contribution of any Intellectual Property by any AEye Company;

(xi) Privacy Policies (and prior versions thereof);

(xii) Contracts between (A) on the one hand, any of the AEye Companies, and (B) on the other hand, any (i) Company Stockholder or (ii) counterparty to a Convertible Equity Instrument, including all Side Letters;

(xiii) Contracts with any original equipment manufacturer or “Tier 1” original equipment manufacturer or supplier; or

(xiv) Contracts that in the Company’s determination will be required to be filed with the Registration Statement under applicable SEC requirements pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act if the Company was the registrant.

(b) True, correct and complete copies of the written Contracts required to be listed on Section 3.5(a) of the Company Disclosure Letter, and correct and complete written summaries of all such Contracts that are unwritten, have been delivered to or made available to Acquiror prior to the date of this Agreement, together with all amendments (other than insignificant amendments) thereto.

(c) Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Contracts to which any of the AEye Companies is a party or by which its assets are bound are valid, binding and in full force and effect in all material respects, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (ii) none of the AEye Companies (nor, to the knowledge of the Company, any other party to any such Contract) is or, with the giving of notice, the lapse of time or otherwise, would be in default under any Contract to which any of the AEye Companies is or will be a party or by which its assets are bound.

(d) Since December 31, 2019, none of the AEye Companies has declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock or other equity interests or made any loans or advances to any Person, other than ordinary advances to employees for travel expenses.

(e) Section 3.5(e) of the Company Disclosure Letter sets forth a true, correct and complete list of all Side Letters.

Section 3.6 Intellectual Property.

(a) Section 3.6(a) of the Company Disclosure Letter sets forth an accurate and complete list of each item of Owned Intellectual Property which is Registered IP, in each case, (x) enumerating specifically the applicable filing, serial or registration/application number, title, jurisdiction, status (including prosecution status), date of filing/issuance, registrar and current applicant(s)/registered owners(s), as applicable, and (y) listing any Person that has an ownership interest in such item of Intellectual Property and the nature of the ownership interest.

(b) No funding, facilities, material, information, Intellectual Property or personnel of a university, college, other educational institution or research center, or Governmental Authority (each a “Designated Entity”) were used, directly or indirectly, in the Development, testing or commercialization, in whole or in part, of any Owned Intellectual Property and no Designated Entity has any right, title or interest (including any usage, license, “march in”, ownership, co-ownership or other rights) in or to any Owned Intellectual Property.

(c) There are no Actions currently before any Governmental Authority, domain name registrar or other public or quasi-public legal authority anywhere in the world (including before U.S. Patent and Trademark Office, the U.S. Copyright Office, or similar authority anywhere in the world), including any interference, reexamination, cancellation, nullity or opposition proceedings or inventorship challenges in which any claims have been raised relating to the validity, enforceability, registrability, scope, misappropriation, ownership, violation or infringement with respect to any of the Owned Intellectual Property, or to which any of the AEye Companies or their respective Affiliates is a party with respect to any Intellectual Property used, held for use, practiced or intended to be practiced, in connection with the business of the AEye Companies.

(d) The AEye Companies (i) are the sole and exclusive owner of, and possess all right, title, and interest in and to, any and all Owned Intellectual Property, free and clear of all Liens, except for Permitted Liens, and (ii) possess a valid, legally enforceable license or other right to use any and all other Intellectual Property used or held for use by, for, or on behalf of the AEye Companies in the operation of or in connection with the business. The Company Intellectual Property constitutes all of the Intellectual Property necessary for the operation of the business of the AEye Companies. The AEye Companies have taken all reasonably necessary actions, consistent with industry standards and applicable Law to maintain and protect each item of Owned Intellectual Property material to the business of the AEye Companies, including with respect to the validity and enforceability thereof. None of the Owned Intellectual Property is subject to any claims of joint ownership and none of the AEye Companies nor any of their Affiliates is a party to or bound by any Contract that limits, restricts or impairs its or their ability to use, sell, transfer, assign, license or convey any of the Owned Intellectual Property.

(e) All of the Owned Intellectual Property, including any and all registrations, issuances and applications thereof, is subsisting, in full force and effect, and to the Company’s knowledge, valid and enforceable. No application or registration for Owned Intellectual Property has expired or been cancelled, been adjudged invalid or unenforceable, or been abandoned or otherwise terminated, in whole or in part, and payment of all renewal and maintenance fees, costs and expenses and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the AEye Companies, and all filings related thereto have been duly made. To the Company’s knowledge, the AEye Companies have not and are not conducting the business in a manner that would result in (or to the knowledge of the Company, could reasonably be expected to result in) the cancellation or unenforceability of any Owned Intellectual Property.

(f) Section 3.6(f) of the Company Disclosure Letter sets forth a true, correct and complete list of all Contracts (other than COTS Licenses) (i) pursuant to which the AEye Companies use any Licensed Intellectual Property or (ii) pursuant to which the AEye Companies have granted to a third party any right in or to any Intellectual Property (collectively, the “IP Licenses”). Prior to the date of this Agreement, Acquiror either has been supplied with, or has been given access to, a true, correct and complete (i) copy of each written IP License, and (ii) summary of all of the material terms and conditions of each oral IP License, in each case together with all amendments, supplements, waivers or other changes thereto. Each IP License is a legal, valid and binding obligation of the AEye Companies, is in full force and effect and is enforceable against the AEye Companies and, to the knowledge of the Company, the other parties thereto. None of the AEye Companies or, to the knowledge of the Company, any other party thereto is in material breach or violation of or default under any IP License. No event has occurred that, with notice or lapse of time or both, would constitute such a material breach or violation or default by the AEye Companies or, to the knowledge of the Company, the other parties thereto under any IP License. Upon the Closing, the AEye Companies will continue to have the right to use all Licensed Intellectual Property on identical terms and conditions as the AEye Companies enjoyed immediately prior to the Closing. The AEye Companies are not participating in any discussions or negotiations regarding the modification of or amendment to any IP License or the entry into any Contract which, if executed prior to the date of this Agreement, would be an IP License and, except as expressly set forth therein, the Company has not waived, abandoned, encumbered, released or assigned any material rights or claims, including Intellectual Property, under any IP License. The AEye Companies have not received any notice or threat that any other party intends to terminate or not renew, or seek to amend or modify the terms of, any IP License. All IP Licenses arose in bona fide arm’s length transactions in the Ordinary Course.

(g) Neither the operation and conduct of the business of the AEye Companies (including Company Products), nor the use of the Company Intellectual Property and/or any use, sale, transfer or assignment thereof infringes, dilutes, violates, interferes with, misappropriates or makes unlawful use of (or in the past infringed, diluted, violated, interfered with, misappropriated or made unlawful use of) any Intellectual Property or other proprietary rights of any other Person and the consummation of the Merger will not cause the operation and conduct of the business of the AEye Companies to infringe, dilute, violate, interfere with, misappropriate or make unlawful use of any Intellectual Property or other proprietary rights of any other Person. None of the AEye Companies has received any actual or threatened claim (including in the form of a demand letter or offer of license), demand, or suit based on: (i) an alleged violation of any of the foregoing, or (ii) any possible or potential infringement, dilution, violation, interference, misappropriation or unlawful use of the Company Intellectual Property and/or any use, sale, transfer or assignment thereof alleging that the operation of the business or the Company Intellectual Property and/or any use, sale, transfer or assignment thereof infringe any proprietary right of any other Person. To the knowledge of the Company, there is no existing fact or circumstance that would be reasonably expected to give rise to any such Action. None of the AEye Companies has received any written offer of license or notice claiming any rights contrary to the foregoing. To the knowledge of the Company, there is no actual or threatened infringement, violation, interferences, dilution, misappropriation or unlawful use by a third party of any of the Company Intellectual Property.

(h) The Company Intellectual Property is sufficient for the Surviving Corporation and its Affiliates to carry on the business from and after the Merger as presently carried on by the AEye Companies, consistent with past practice.

(i) The IT Systems (i) perform in material conformance with their documentation, (ii) have not suffered any material persistent substandard performance, breakdown or failure, (iii) to the Company’s knowledge, are free from any material defects, and (iv) to the Company’s knowledge, do not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or Software or any software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the Software. The IT Systems are in good repair and operating condition (ordinary wear and tear excepted) and are adequate and suitable (including with respect to working condition, performance and capacity) for the purposes for which they are being used or held for use.

(j) Except as set forth on Section 3.6(j) of the Company Disclosure Letter, no Open Source Software forms part of, incorporated into, or is required to use, or has been distributed with, in whole or in part, any Owned Intellectual Property. No use of or activities with respect to the Open Source Software by the AEye Companies, their employees, or Contract Workers (i) requires the licensing, disclosure or distribution of any Owned Intellectual Property to any other Person under the terms of any Open Source Software license, (ii) prohibits or limits the receipt of consideration in connection with licensing or distribution of any Owned Intellectual Property, or imposition of contractual restrictions on the rights of licensees or permits recipients to decompile, disassemble or otherwise reverse engineer any Owned Intellectual Property, or (iii) grant, or purport to grant, to any Person, any rights in or to any Owned Intellectual Property, including any patent license or non-assertion covenant. Each of the AEye Companies has materially complied with all material notice, attribution and other requirements applicable to any and all Open Source Software used in the business of the AEye Companies.

(k) In the last three years, no Computer Security Incident has occurred, or to the knowledge of the Company, has been attempted, involving any of the AEye Companies or any of their assets, rights or properties. The AEye Companies implement, and have implemented, maintain and comply with reasonably adequate technologies, policies and procedures designed to prevent (i) the occurrence of any security breaches, and (ii) the reoccurrence of any security breaches that are the same or similar to those set forth on Section 3.6(k) of the Company Disclosure Letter, if any. The AEye Companies implement and have implemented commercially reasonable business continuity, backup and disaster recovery, and security plans.

(l) Section 3.6(l) of the Company Disclosure Letter identifies all current and prior privacy policies, statements and terms regarding the Processing of Personal Information by or on behalf of the AEye Companies (“Privacy Policies”). True, correct and complete copies of each such Privacy Policy have been made available to Acquiror.

(m) No Person has gained unauthorized access to or made any unauthorized Processing of any Personal Information Processed by or on behalf of the AEye Companies. The AEye Companies have not received any notices, allegations or complaints from any Governmental Authority or any other Person with respect to any Computer Security Incidents (including any unauthorized Processing of Personal Information), nor have they received any claims for compensation under Privacy Laws from data subjects or any other Person. The AEye Companies have (i) obtained valid consent where necessary from data subjects and has provided data subjects with privacy notices as required under applicable Privacy Laws and (ii) complied with the terms of any Contract by which any AEye Companies are bound relating to data protection, privacy or security or the Processing of Personal Information, including the Privacy Policies (“Data Processing Contracts”).

(n) The execution, delivery and performance of the Ancillary Agreements and the consummation of the Merger do not and will not (i) to violate the Privacy Policies as they currently exist or existed, (ii) require delivery of any notice to or consent from any Person to transfer, or prohibit the transfer, or other Processing of the Personal Information to the Surviving Corporation and its Affiliates pursuant to this Agreement, or (iii) violate any Privacy Laws or Data Processing Contracts. No Actions are pending or, to the knowledge of the Company, threatened against any of the AEye Companies relating to the Processing of Personal Information. The AEye Companies have all necessary Data Processing Contracts and other agreements in place with all service providers, vendors and other Persons whose relationship with the AEye Companies involves the relevant service provider, vendor or other Person Processing any Personal Information on behalf of the AEye Companies and, where required, such agreements comply with Privacy Laws applicable to the AEye Companies.

(o) The AEye Companies have taken all reasonably necessary actions to maintain and protect the confidentiality of all Proprietary Information constituting Company Intellectual Property, including those used in connection with the business of the AEye Companies. To the knowledge of the Company, (i) there has been no misappropriation of any Proprietary Information of the AEye Companies, including those used in connection with the business of the AEye Companies by any Person, (ii) no employee, agent or other Contract Worker of the AEye Companies has misappropriated any Proprietary Information of any other Person in the course of performance as an employee, agent or other Contract Worker of the AEye Companies, and (iii) no employee, agent or other Contract Worker of the AEye Companies is in default or breach of any term of any Contract relating in any way to the protection, ownership, development, use or transfer of Company Intellectual Property as a result of their performance of their duties for the AEye Companies.

(p) Each (i) current and former employee of the AEye Companies who works or worked in connection with any part of the business of the AEye Companies, and (ii) each current and former Contract Worker who provides or provided services to the AEye Companies, in each of (i) and (ii) who was or is involved in the Development of any Intellectual Property, has executed a valid and binding written agreement expressly assigning to the AEye Companies all right, title and interest in and to all Intellectual Property Developed during the term of such employee’s employment or such Contract Worker’s work for the AEye Companies, and has waived all moral rights therein to the extent legally permissible. All Development of the Owned Intellectual Property was undertaken by either current or former employees of the AEye Companies who work or worked in the business of the AEye Companies within the scope of their employment or current or former Contract Workers who provide or provided services to the AEye Companies within the scope of their engagement.

Section 3.7 Title to Properties and Assets; Liens. Except as set forth in Section 3.7 of the Company Disclosure Letter, each of the AEye Companies has good and marketable title to its properties, assets and rights, including the Company Intellectual Property, and has good title to all its leasehold interests, in each case free and clear of any Lien, other than (a) Liens for taxes not yet due and payable or that are being contested in good faith by appropriate proceedings, (b) Liens imposed by Law and incurred in the Ordinary Course for obligations not past due, (c) Liens in respect of pledges or deposits under workers’ compensation Laws or similar legislation, and (d) Liens and defects in title which do not in any case materially detract from the value of the property subject thereto or which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and which have not arisen otherwise than in the Ordinary Course. With respect to the properties, assets and rights it leases, each of the AEye Companies is in compliance with such leases in all material respects and, to the Company’s knowledge, holds a valid leasehold interest free of any Liens, subject to clauses (a)-(d) above. The properties, assets and rights owned, leased or licensed by the AEye Companies (including any Intellectual Property) constitute all the properties, assets and rights used in connection with the businesses of the AEye Companies, except for such properties, assets and rights the loss of use of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Such properties, assets and rights constitute all the properties, assets and rights necessary for the AEye Companies to continue to conduct their respective businesses following the Closing as they are currently being conducted, except as would not have or reasonably be expected to have a Company Material Adverse Effect.

Section 3.8 Compliance with Other Instruments. None of the AEye Companies is in violation of any term of its Governing Documents. None of the AEye Companies is in violation of any term or provision of any Governmental Order to which it is party or by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The execution and delivery by the Company and the performance by the Company of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, require any consent, filing, notice, waiver or approval or constitute a default under, (i) the Company’s Governing Documents, (ii) any Contract to which any of the AEye Companies is a party or by which any of the AEye Companies’ assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of the properties or assets of the Company (other than Permitted Liens), except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.9 Compliance with Laws. Each of the AEye Companies is in compliance with, and has during the three (3) years preceding the date of this Agreement been in compliance with, in all material respects, all applicable Laws. For the past three (3) years, none of the AEye Companies has received any written notice of or been charged with the violation of any Laws, except where such violation has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10 Absence of Changes. Since the date of the balance sheet included in the Company Unaudited Financial Statements to the date of this Agreement, (a) there has not been, individually or in the aggregate, any Company Material Adverse Effect, (b) the AEye Companies have conducted their businesses in all material respects in the Ordinary Course (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby), (c) none of the AEye Companies has sold, assigned or otherwise transferred any right, title or interest in or to any of their respective assets (including ownership in Intellectual Property and IT Systems) valued in excess of $500,000 individually or $1,000,000 in the aggregate other than non-exclusive licenses in the Ordinary Course and (d) none of the AEye Companies has taken any action that, if taken after the date of this Agreement, would constitute a material breach of the covenants set forth in Article V or Article VII.

Section 3.11 Litigation. Except as set forth in Section 3.11 of the Company Disclosure Letter, (a) there are no Actions pending or, to the Company’s knowledge, currently threatened against any of the AEye Companies or their respective assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, or the right of the Company to enter into this Agreement or any Ancillary Agreement, or the right of any of the AEye Companies to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to any AEye Company, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or result in any change in the current equity ownership of the Company; (b) none of the AEye Companies is a party or subject to the provisions of any Governmental Order; and (c) there is no Action initiated by any of the AEye Companies currently pending or which any of the AEye Companies currently intends to initiate, except, in the case of each of clauses (a)(i), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12 Insurance. Each of the AEye Companies has in full force and effect policies covering such risks as are customarily carried by Persons conducting a business similar to the AEye Companies. True, correct and complete copies of such insurance policies as in effect as of the date of this Agreement have previously been made available to Acquiror. All such policies that are material to the Company and its Subsidiaries, taken as a whole, are in full force and effect, all premiums due thereunder have been paid, and no notice of cancellation or termination has been received by any of the AEye Companies with respect to any such policy. The Company has not received any written notice of denial or dispute of coverage for, and to the Company’s knowledge, no insurer has otherwise denied or disputed coverage for, any material claim under an insurance policy during the last twelve (12) months.

Section 3.13 Governmental Consents. Assuming the accuracy of the representations made by Acquiror and Merger Sub in Article IV, no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of any of the AEye Companies is required in connection with the valid execution and delivery of this Agreement or any Ancillary Agreement, or the consummation of any Transaction contemplated hereby or thereby, except for (i) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, (ii) the Regulatory Approvals, and (iii) the failure to obtain such consents, approvals or authorizations of or registrations, qualifications, designations, declarations or filings, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 3.14 Permits. Each of the AEye Companies has all Permits and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and, to the knowledge of each of the AEye Companies, it can obtain, without undue burden or expense, any similar authority for the conduct of its business as presently planned to be conducted. None of the AEye Companies is or, with the giving notice, the lapse of time or otherwise, would be in default in any material respect under any of such Permits or other similar authority.

Section 3.15 Registration and Voting Rights. Except as set forth in Section 3.15 of the Company Disclosure Letter and other than with respect to actions contemplated by the Merger, this Agreement and the Ancillary Agreements, (a) none of the AEye Companies is presently under any obligation and has not granted any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may hereafter be issued and (b) to the Company’s knowledge, no stockholder of any of the AEye Companies has entered into any agreements with respect to the voting of shares of Company Capital Stock.

Section 3.16 Brokers or Finders; Transaction Expenses. Except as set forth in Section 3.16 of the Company Disclosure Letter, none of the AEye Companies has incurred, or will incur, directly or indirectly, as a result of any action taken by the AEye Companies, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the other Transactions.

Section 3.17 Related-Party Transactions. Except as set forth in Section 3.17 of the Company Disclosure Letter (and other than with respect to actions contemplated by the Merger, this Agreement and the Ancillary Agreements):

(a) No director, officer or employee of any of the AEye Companies or any member of such Person’s immediate family or any corporation, partnership or other entity in which such Person has a significant ownership interest or otherwise controls (each, a “Related Party”) is indebted to any of the AEye Companies, nor is any of the AEye Companies indebted (or committed to make loans or extend or guarantee credit) to any Related Party.

(b) To the Company’s knowledge, no Related Party has any direct or indirect ownership interest in (i) any Person with which any of the AEye Companies is party to a Contract or has a material business relationship or (ii) any Person that competes with any of the AEye Companies, except that Related Parties may own stock in publicly traded companies that may compete with each of the AEye Companies.

(c) No Related Party is directly or indirectly interested in any Contract with any of the AEye Companies, other than any such Contracts related to such Person’s (i) ownership of Company Capital Stock, options or other securities of the Company, (ii) indemnification by the Company or (iii) salary and other employment benefits provided by the Company to such Person.

Section 3.18 Labor Agreements and Actions; Employee Compensation.

(a) None of the AEye Companies is bound by or subject to (and none of their assets or properties is bound by or subject to) any Contract with any labor union, and, to the Company’s knowledge, no labor union has requested or has sought to represent any of the employees of any of the AEye Companies. There is no strike or other labor dispute involving any of the AEye Companies pending, or to the Company’s knowledge, threatened, that has had or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, nor, to the knowledge of the Company, is there any labor organization activity involving the employees of any of the AEye Companies.

(b) To the Company’s knowledge, no officer or management employee, or any group of management employees, intends to terminate their employment with any of the AEye Companies, nor does any of the AEye Companies have a present intention to terminate the employment of any of the foregoing. Each officer and management employee of each of the AEye Companies is currently providing full-time services to the conduct of the business of each of the AEye Companies. To the Company’s knowledge, no officer or management employee is currently working for a competitive enterprise.

(c) Except as set forth in the Company Disclosure Letter, the employment of each officer and employee of each of the AEye Companies is terminable at the will of each of the AEye Companies and no such individual is entitled to any material compensation upon termination of employment.

(d) Except as expressly set forth in the Company Disclosure Letter and except as has been mandated by Governmental Authority, as of the date of this Agreement, the AEye Companies have not had, nor are there any facts that would give rise to, any workforce changes due to COVID-19 or COVID-19 Measures, whether directly or indirectly, including any actual or expected terminations, layoffs, furloughs, shutdowns (whether voluntary or by Governmental Order), or any changes to benefit or compensation programs, nor are any such changes currently contemplated.

(e) With respect to all current and former Persons who have performed services for or on behalf of any of the AEye Companies, each of the AEye Companies has complied in all material respects with all applicable state and federal equal employment opportunity, wage and hour, compensation and other Laws and COVID-19 Measures related to employment, including but not limited to, overtime requirements, classification of employees and independent contractors under federal and state Laws (including for Tax purposes and for purposes of determining eligibility to participate in any Company Benefit Plan (as defined below)), hours of work, leaves of absence, equal opportunity, sexual and other harassment, whistleblower protections, immigration, occupational health and safety, workers’ compensation, and the withholding and payment of all applicable Taxes, and there are no arrears in the payments of wages, unemployment insurance premiums or other similar obligations.

(f) The AEye Companies have properly classified for all purposes (including for Tax purposes and for purposes of determining eligibility to participate in any Company Benefit Plan) all current and former employees, officers, directors or independent contractors who have performed services for or on behalf of any of the AEye Companies and have properly withheld and paid all applicable Taxes and made all required filings in connection with services provided by such Person to the applicable AEye Company in accordance with such classifications.

(g) Set forth on Section 3.18(g) of the Company Disclosure Letter is a complete and accurate list, as of the date of this Agreement and separately for each AEye Company, of all their employees including for each such employee his or her (i) job title; (ii) status as a full-time or part-time employee; (iii) base salary or wage rate; (iv) 2020 bonus; and (v) 2021 bonus opportunity. Except as set forth on Section 3.18(g) of the Company Disclosure Letter, no employee of any of the AEye Companies performs services primarily outside of the United States.

(h) Set forth on Section 3.18(h) of the Company Disclosure Letter are complete and accurate lists, as of the date of this Agreement and separately for each AEye Company, of all individuals who perform services for any of the AEye Companies as (i) an independent contractor, (ii) a leased employee, (iii) an unpaid intern, including for each such individual his or her name, services performed, and rate of compensation (if any), and (iv) location at which such individual performs services for such AEye Company.

(i) There are no material claims, disputes, grievances, or controversies pending or, to the knowledge of the Company, threatened involving any employee or group of employees. There are no material charges, investigations, administrative proceedings or formal complaints of (i) discrimination or retaliation (including discrimination, harassment or retaliation based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status), (ii) unfair labor practices, (iii) violations of health and safety Laws, (iv) workplace injuries or (v) whistleblower retaliation against the Company, in each case that (y) pertain to any current or former employee and (z) have been threatened by such employee or are pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board, or any other Governmental Authority.

Section 3.19 Employee Benefit Plans.

(a) The Company Disclosure Letter sets forth a complete list, as of the date of this Agreement, of each Company Benefit Plan (whether written or unwritten). For purposes of this Agreement, a “Company Benefit Plan” means (i) any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), (ii) any other employee benefit plan, agreement, arrangement, program, policy or practice, including, without limitation, any equity or equity-based compensation (including stock option, stock purchase, stock award, stock appreciation, phantom stock, restricted stock or restricted stock unit), deferred compensation, pension, retirement, savings, bonus, profit sharing, incentive compensation, retention, change-in-control, medical, dental, vision, prescription drug, life insurance, death benefit, cafeteria, flexible spending, dependent care, fringe benefit, vacation, paid time off, holiday pay, disability, sick pay, workers compensation, unemployment, severance, employee loan or educational assistance plan, agreement, arrangement, program, policy or practice, and (iii) any employment, consulting, indemnification or other individual services agreement, which in the case of each of clauses (i), (ii) and (iii), is sponsored or maintained by any of the AEye Companies or any of their respective Affiliates, or to which any of the AEye Companies or any of their respective Affiliates contributes or is required to contribute or is a party, on behalf of current or former employees, officers, independent contractors or directors of any of the AEye Companies or their spouses, beneficiaries or dependents, or with respect to which any of the AEye Companies has or may have any liability, contingent or otherwise. No Company Benefit Plan covers employees other than employees of any of the AEye Companies and no Company Benefit Plan is subject to the Laws of any jurisdiction outside of the United States. None of the AEye Companies or their respective Affiliates has communicated to present or former employees of any of the AEye Companies, or formally adopted or authorized, any additional Company Benefit Plan or any change in or termination of any existing Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has delivered to Acquiror, to the extent applicable, true, complete and correct copies of (A) the plan document (or a written summary of any unwritten Company Benefit Plan), including all amendments thereto (B) trust agreements, insurance policies or other funding vehicles, third party administrator agreements, and all amendments to any of these, (C) the most recent summary plan description, including any summary of material modifications, (D) the three most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (E) the three most recent actuarial reports or other financial statements relating to such Company Benefit Plan, and (F) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.

(b) Each Company Benefit Plan has been operated and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code, and each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c) All contributions and premium payments required to have been paid under or with respect to any Company Benefit Plan have been timely paid in accordance with the terms of such Company Benefit Plan and applicable Law.

(d) No Company Benefit Plan provides health, life insurance or other welfare benefits to retired or other terminated employees, officers, independent contractors, or directors of any of the AEye Companies (or any spouse, beneficiary or dependent thereof), other than “COBRA” continuation coverage required by Section 4980B of the Code or Sections 601-608 of ERISA or similar state Law.

(e) No event has occurred and no condition exists with respect to any Company Benefit Plan or any other employee benefit plan, agreement, arrangement, program, policy or practice currently or previously sponsored, maintained or contributed to by any of the AEye Companies or any of their respective Affiliates which could subject any Company Benefit Plan, any of the AEye Companies, Acquiror or any of their employees, agents, directors or Affiliates, directly or indirectly (through an indemnification agreement or otherwise), to a liability for a breach of fiduciary duty, a “prohibited transaction,” within the meaning of Section 406 of ERISA or Section 4975 of the Code, a Tax, penalty or fine under Section 502 or 4071 of ERISA or Subtitle D, Chapter 43 of the Code or any other excise Tax, penalty or fine under ERISA or the Code, or which could result in the imposition of a Lien on the assets of any of the AEye Companies.

(f) None of the AEye Companies nor any of their respective ERISA Affiliates have sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under a pension plan that is subject to Title IV of ERISA, a multiemployer pension plan (as defined in Section 3(37) of ERISA) at any time within the previous six (6) years. None of the AEye Companies nor any ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied and no non-U.S. Company Benefit Plan is a defined benefit pension plan and none of the AEye Companies has any liability, contingent or otherwise, with respect to any such Company Benefit Plan.

(g) With respect to each Company Benefit Plan, no Actions (other than routine claims for benefits in the Ordinary Course) are pending or, to the knowledge of the Company, threatened, and, to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions. No Company Benefit Plan is currently under investigation or audit by any Governmental Authority and, to the knowledge of the Company, no such investigation or audit is contemplated or under consideration.

(h) No event has occurred and no condition exists with respect to any employee benefit plan, agreement, arrangement, program, policy or practice currently or previously sponsored, maintained or contributed to by any Person who is or was an ERISA Affiliate of any of the AEye Companies (other than the Company or one of its Subsidiaries) which could subject any of the AEye Companies, Acquiror or any of their employees, agents, directors or Affiliates, directly or indirectly (through an indemnification agreement or otherwise), to a liability, including, without limitation, liability under Section 412, 430, 4971 or 4980B of the Code or Title IV of ERISA, or which could result in the imposition of a Lien on the assets of any of the AEye Companies.

(i) The execution of this Agreement and the consummation of the Transactions will not, either alone or in combination with another event (such as termination following the consummation of the Transactions, and regardless of whether that other event has or will occur), (i) entitle any current or former director, employee, officer or other service provider of any of the AEye Companies to any severance pay or any other compensation payable by any of the AEye Companies, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any director, employee, officer or other individual service provider by any of the AEye Companies, or (iii) result in any payment being considered an “excess parachute payment” within the meaning of Section 280G of the Code to any “disqualified individual” within the meaning of Section 280G of the Code.

(j) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been maintained and administered in accordance with its terms and in operational and documentary compliance with Section 409A of the Code and all regulations and other applicable regulatory guidance (including notices and rulings) thereunder.

(k) None of the AEye Companies has any obligation to gross up, indemnify or otherwise reimburse any current or former employee, officer, independent contractor, or director of any of the AEye Companies for any Taxes, interest or penalties incurred in connection with any Company Benefit Plan (including any Taxes, interest or penalties incurred pursuant to Section 409A or 4999 of the Code).

(l) The AEye Companies and each Company Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Company Health Plan”) is, and has since March 23, 2010 been in compliance with the Patient Protection and Affordable Care Act, P.L. 111-148, and the Health Care and Education Reconciliation Act of 2010, P.L. 111-152, each as amended, and the regulations and other applicable regulatory guidance issued thereunder (collectively, the “Healthcare Reform Laws”). No event has occurred and no condition or circumstance exists that could subject any of the AEye Companies or any Company Health Plan to penalties, fines or Taxes under Sections 4980D or 4980H of the Code or any other provision of the Healthcare Reform Laws.

Section 3.20 Tax Matters. Each of the AEye Companies has filed all material Tax Returns as required by Law. These Tax Returns are true, correct and complete in all material respects. Each of the AEye Companies has paid all material Taxes, other than Taxes being contested in good faith and for which adequate reserves have been established. None of the AEye Companies is currently engaged in any material audit, administrative or judicial proceeding with respect to Taxes. None of the AEye Companies has received any written notice from a Governmental Authority of a proposed deficiency of any material amount of Taxes. Each of the AEye Companies has withheld or collected from each payment made to its employees all material Taxes required to be withheld or collected therefrom and has paid the same to the proper tax authority. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 3.21 Books and Records. The minute books of each of the AEye Companies contain complete and accurate records of all meetings and other corporate actions of each of the Company Stockholders, the Company Board or the Subsidiaries’ stockholders or board of directors (or similar governing body) and all committees, if any, appointed by the Company Board or the Subsidiaries’ board of directors (or similar governing body), as applicable. The stock ledger of each of the AEye Companies is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of each of the AEye Companies.

Section 3.22 Foreign Corrupt Practices Act. None of the AEye Companies or their respective Affiliates, nor any of its or their respective directors, officers, employees or, to the Company’s knowledge, agents, have made, directly or indirectly, any payment or promise to pay, or any gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (a) any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)) for the purpose of influencing any official act or decision of such foreign official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a Governmental Authority, in the case of both (a) and (b) above in order to assist the Company or any of its Affiliates to obtain or retain business for, or direct business to the Company or any of its Affiliates, as applicable. None of the AEye Companies nor any of their respective directors, officers, employees or agents, has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any such funds in violation of any Anti-Bribery Laws. No Action by or before any Governmental Authority involving any of the AEye Companies with respect to FCPA or any other applicable Anti-Bribery Laws is pending or, to the Company’s knowledge, threatened. Each of the AEye Companies has maintained systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA or any other applicable Anti-Bribery Laws.

Section 3.23 Anti-Money Laundering. The operations of each of the AEye Companies are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, applicable provisions of the USA PATRIOT Act of 2001, the money laundering Laws of all jurisdictions to the extent applicable to each of the AEye Companies, or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”) in each case, to the extent applicable to each of the AEye Companies, and, no Action by or before any Governmental Authority involving any of the AEye Companies with respect to Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

Section 3.24 Sanctions. None of any of the AEye Companies nor any of their respective Affiliates, directors, officers, employees or, to the knowledge of the Company, agents, is a Person that is, or is owned or controlled by, a Person that is (i) the subject of any Sanctions; nor (ii) located, organized or resident in a country or territory that is the subject of comprehensive Sanctions (including the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria). For the past five (5) years, to the Company’s knowledge, none of the AEye Companies has engaged in, or is now engaged in, any dealings or transactions with any Person, or in any country or territory, that at the time of such dealing or transaction is or was, or whose government is or was, the subject of Sanctions.

Section 3.25 Export Controls. The AEye Companies, and to the Company’s knowledge, their respective Representatives in their capacity as such, have complied with all applicable Export Laws, and none of the AEye Companies has (A) received written notice of, any actual, alleged or potential violation of any Export Law or (B) been a party to or the subject of any pending (or to the knowledge of the Company, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Export Law.

Section 3.26 Takeover Statutes and Charter Provisions. The Company Board has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the other Transactions. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or similar domestic or foreign Law applies with respect to any of the AEye Companies in connection with this Agreement or the Transactions. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which any of the AEye Companies is subject, party or otherwise bound.

Section 3.27 Registration Statement, Proxy Statement and Consent Solicitation Statement. The information supplied by the Company for inclusion or incorporation by reference in the Registration Statement, the Proxy Statement, the Consent Solicitation Statement or any current report of Acquiror on Form 8-K shall not, in the case of the Registration Statement, on the effective date of the Registration Statement, in the case of the Proxy Statement or any current report of Acquiror on Form 8-K, when filed, made available, mailed or distributed, as the case may be, at the time of the Acquiror Stockholder Meeting, and in the case of the Consent Solicitation Statement, at the time the Consent Solicitation Statement is first made available, mailed or distributed, as the case may be, to the Company Stockholders, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Acquiror, its Affiliates or any holder of Acquiror Capital Stock.

Section 3.28 Board Approval. The Company Board (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are in the best interests of the stockholders of the Company and (c) subject to the effectiveness of the Registration Statement and receipt of the Regulatory Approvals, recommended that the Company Stockholders approve and adopt this Agreement, the Merger and the other Transactions and execute the Company Written Consent.

Section 3.29 PPP Loan. With respect to the PPP Loan: (i) the Company was eligible pursuant to the Paycheck Protection Program Laws to apply for and receive the PPP Loan; (ii) the certifications made by the Company in the Borrower Application Forms (Small Business Administration Form 2483) submitted to SVB were made in good faith and were true and correct in all material respects as and when made; (iii) the Company is in compliance in all material respects with all of the terms and conditions of the PPP Loan and all other requirements of the Paycheck Protection Program Laws applicable to the PPP Loan; (iv) the proceeds of the PPP Loan were utilized only for forgiveness eligible expenses as proscribed in the Paycheck Protection Program Laws; and (v) no directors, officers, managers or employees of any of the AEye Companies have been debarred or otherwise prohibited from participating in the Paycheck Protection Program or any U.S. federal government contracting activities.

Section 3.30 No Additional Representations or Warranties. Except as provided in Article IV, neither Acquiror, Merger Sub, nor any of their Affiliates, nor any of their respective equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to the Company, its Subsidiaries or holders of Company Capital Stock and except as provided in Article IV, no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company, its Subsidiaries or holders of Company Capital Stock or their respective Affiliates. Without limiting the foregoing, the Company acknowledges that the Company, together with its advisors, have made their own investigation of Acquiror and Merger Sub and, except as provided in Article IV, is not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror or Merger Sub, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror or Merger Sub as conducted after the Closing, as contained in any materials provided by Acquiror or Merger Sub or any of their respective Affiliates or any of their respective stockholders, partners, members or Representatives or otherwise.

Article IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Each of Acquiror and Merger Sub hereby represent and warrant to the Company the following, except as set forth in (i) the Acquiror SEC Filings (excluding “risk factors” or predictive or forward-looking statements) or (ii) the disclosure letter delivered to the Company by Acquiror and Merger Sub on the date of this Agreement (the “Acquiror Disclosure Letter”), which exceptions shall, in the case of clause (ii), be subject to Section 10.9 and be deemed to be part of the representations and warranties made hereunder.

Section 4.1 Organization, Good Standing, Corporate Power and Qualification. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Acquiror and Merger Sub has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and contemplated to be conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto, thereto and to its Governing Documents. As of the date of this Agreement, Acquiror has either delivered or made available to the Company, including via the SEC’s Electronic Data Gathering Analysis and Retrieval system database, accurate and complete copies of the certificate of incorporation and bylaws of Acquiror, including all amendments thereto as in effect as of the date of this Agreement.

Section 4.2 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Acquiror consists of (i) 200,000,000 shares of Acquiror Class A Common Stock, 23,500,000 of which are issued and outstanding, (ii) 30,000,000 shares of Acquiror Class B Common Stock, 5,750,000 of which are issued and outstanding and (iii) 1,000,000 shares of Acquiror Preferred Stock, none of which are issued and outstanding.

(b) All shares of Acquiror Capital Stock that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right. The Acquiror Capital Stock has the rights, preferences, privileges and restrictions set forth in the Acquiror Charter.

(c) Except for (i) the PIPE Subscription Agreements, (ii) the conversion privileges of the Acquiror Class B Common Stock and the Acquiror Preferred Stock and (iii) Acquiror Warrants to purchase 7,833,332 shares of Acquiror Class A Common Stock, there are no outstanding options, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from Acquiror of any shares of Acquiror Capital Stock. Except as set forth on Section 4.2(c) of the Acquiror Disclosure Letter and the Ancillary Agreements, Acquiror is not a party to or subject to any agreement or understanding and, to Acquiror’s knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any security or by a director of Acquiror. The shares of Acquiror Class B Common Stock outstanding on the Closing Date shall automatically convert into shares of Acquiror Class A Common Stock effective upon the Effective Time in accordance with the provisions the Acquiror Governing Documents.

(d) Acquiror does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than Merger Sub, a direct wholly owned Subsidiary of Acquiror. Merger Sub does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity.

Section 4.3 Due Authorization. All corporate action on the part of each of Acquiror, Merger Sub and their respective directors, officers and stockholders necessary for the (a) authorization, execution and delivery by each of Acquiror and Merger Sub of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of all of each of their obligations hereunder or thereunder has been taken or will be taken prior to the Closing, subject to (i) obtaining the Acquiror Stockholders’ Approval, (ii) the filing of the Merger Certificate and (iii) the receipt of the Regulatory Approvals. This Agreement and the Ancillary Agreements to which it is or will be a party assuming due authorization, execution and delivery by each other party constitute valid and binding obligations of each of Acquiror and Merger Sub, enforceable against such Person in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

Section 4.4 Financial Statements.

(a) The financial statements of Acquiror contained in the Acquiror SEC Filings (the “Acquiror Financial Statements”) are true and correct in all material respects and present fairly the financial condition, operating results and cash flows of Acquiror as of the dates and during the periods indicated. The Acquiror Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that they are subject to normal and recurring year-end adjustments and except as otherwise noted therein. The books of account, ledgers, order books, records and other financial documents of Acquiror accurately and completely reflect all material information relating to Acquiror’s business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable.

(b) Acquiror has: (i) in place disclosure controls and procedures that are designed to reasonably ensure that material information relating to Acquiror and Merger Sub is made known to the management of Acquiror by others within Acquiror or Merger Sub and (ii) disclosed, based on its most recent evaluation, to Acquiror and Merger Sub’s outside auditors and the Acquiror Board and Merger Sub Board (or its audit committee, if any) (A) any significant deficiencies in the design or operation of internal controls which could adversely affect the ability of Acquiror or Merger Sub to record, process, summarize and report financial data and have identified for Acquiror and Merger Sub’s outside auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of either of Acquiror or Merger Sub. A true, correct and complete summary of any of those disclosures made by management to Acquiror or Merger Sub’s auditors and the Acquiror Board or the Merger Sub Board (or audit committee, if any) has been furnished to the Company prior to the date of this Agreement. Acquiror and Merger Sub maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Since November 12, 2020, neither the Acquiror nor Merger Sub, to the knowledge of the Acquiror, any Representative of Acquiror or Merger Sub has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of Acquiror or Merger Sub with respect to the Acquiror Financial Statements or the internal accounting controls of Acquiror or Merger Sub, including any written complaint, allegation, assertion or claim that Acquiror or Merger Sub has engaged in questionable accounting or auditing practices. Since November 12, 2020, no attorney representing Acquiror or Merger Sub, whether or not employed by Acquiror or Merger Sub, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by Acquiror or Merger Sub or any of their respective Representatives to the Acquiror Board or the board of directors (or similar governing body) of Merger Sub or any committee thereof or to any director or officer of Acquiror or Merger Sub.

(d) None of Acquiror or Merger Sub has any liability or obligation absolute or contingent, individually or in the aggregate, that would be required to be set forth on a consolidated balance sheet of Acquiror prepared in accordance with GAAP applied and in accordance with past practice, other than (i) obligations and liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, (ii) obligations and liabilities under Contracts incurred in the Ordinary Course (other than due to a breach under any such Contracts, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (iii) any Acquiror Transaction Expenses, (iv) obligations incurred by Acquiror’s and Merger Sub’s execution of this Agreement (other than due to a breach hereunder, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach hereunder), and (v) obligations and liabilities reflected, or reserved against, in the Acquiror Financial Statements or as set forth in Section 4.4(d) of the Acquiror Disclosure Letter.

Section 4.5 Compliance with Other Instruments. None of Acquiror or Merger Sub is in violation of any term of its respective Governing Documents. None of the Acquiror or Merger Sub is in violation of any term or provision of any Governmental Order by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect. The execution and delivery by each of Acquiror and Merger Sub and the performance by each of Acquiror and Merger Sub of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, require any consent, filing, notice, waiver or approval or constitute a default under, (i) its Governing Documents, (ii) any Contract to which it is a party or by which its assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of its properties or assets (other than Permitted Liens) except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 4.6 Absence of Changes. (a) Since the date of the most recent Acquiror Financial Statements to the date of this Agreement, there has not been, individually or in the aggregate, any Acquiror Material Adverse Effect. (b) Since the date of the most recent Acquiror Financial Statements to the date of this Agreement, each of Acquiror and Merger Sub has conducted its business in all material respects in the Ordinary Course (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby).

Section 4.7 Litigation. (a) There are no Actions pending or, to Acquiror’s knowledge, currently threatened against any of Acquiror, Merger Sub or their respective assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, or the right of Acquiror or Merger Sub to enter into this Agreement or any Ancillary Agreement, or the right of any of Acquiror or Merger Sub to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to any of Acquiror or Merger Sub, would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect; (b) none of Acquiror or Merger Sub is a party or subject to the provisions of any Governmental Order; and (c) there is no Action initiated by any of Acquiror or Merger Sub currently pending or which any of Acquiror or Merger Sub currently intends to initiate, except, in the case of each of clauses (a)(i), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 4.8 Governmental Consents. Assuming the accuracy of the representations made by the Company in Article III, no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of any of Acquiror or Merger Sub is required in connection with the valid execution and delivery of this Agreement or any Ancillary Agreement, or the consummation of any Transaction contemplated hereby or thereby, except for (i) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, (ii) the Regulatory Approvals and (iii) the failure to obtain such consents, approvals or authorizations of or registrations, qualifications, designations, declarations or filings, individually or in the aggregate, has not had, and would not reasonably be expected to have, an Acquiror Material Adverse Effect.

Section 4.9 Brokers or Finders; Transaction Expenses. Except as set forth on the Acquiror Disclosure Letter, none of Acquiror or Merger Sub has incurred, or will incur, directly or indirectly, as a result of any action taken by Acquiror or Merger Sub, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the other Transactions.

Section 4.10 Tax. Each of Acquiror and Merger Sub has filed all material Tax Returns as required by Law. These Tax Returns are true, correct and complete in all material respects. Each of Acquiror and Merger Sub has paid all material Taxes, other than Taxes being contested in good faith and for which adequate reserves have been established. Neither Acquiror nor Merger Sub is currently engaged in any material audit, administrative or judicial proceeding with respect to Taxes. Neither Acquiror nor Merger Sub has received any written notice from a Governmental Authority of a proposed deficiency of any material amount of Taxes. Each Acquiror and Merger Sub has withheld or collected from each payment made to its employees all material Taxes required to be withheld or collected therefrom and has paid the same to the proper tax authority.

Section 4.11 Takeover Statutes and Charter Provisions. Each of the Acquiror Board and Merger Sub Board has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the Merger. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover Law or similar domestic or foreign Law applies with respect to Acquiror or Merger Sub in connection with this Agreement or the Merger. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which Acquiror or Merger Sub is subject, party or otherwise bound.

Section 4.12 Registration Statement, Proxy Statement and Consent Solicitation Statement. The information supplied by Acquiror for inclusion or incorporation by reference in the Registration Statement, the Proxy Statement, the Consent Solicitation Statement or any current report of Acquiror on Form 8-K shall not, in the case of the Registration Statement, on the effective date of the Registration Statement, in the case of the Proxy Statement or any current report of Acquiror on Form 8-K, when filed, made available, mailed or distributed, as the case may be, at the time of the Acquiror Stockholder Meeting, and in the case of the Consent Solicitation Statement, at the time the Consent Solicitation Statement is first made available, mailed or distributed, as the case may be, to the Company Stockholders, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that Acquiror is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, Acquiror makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company, its Affiliates or any holder of Company Capital Stock.

Section 4.13 SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date of this Agreement, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

Section 4.14 Trust Account. As of the date of this Agreement, Acquiror has at least $230,000,000 in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of November 12, 2020, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee,” and such Investment Management Trust Agreement, the “Trust Agreement”). There are no separate Contracts or side letters that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than (i) Acquiror Stockholders holding Acquiror Common Stock (prior to the Effective Time) sold in Acquiror’s initial public offering (the “IPO”) who shall have elected to redeem their shares of Acquiror Common Stock (prior to the Effective Time) pursuant to the Acquiror Governing Documents, (ii) Cantor Fitzgerald & Co. with respect to the fee payable pursuant to the business combination marketing agreement described in the Acquiror SEC Filings and (iii) as contemplated by the following sentence) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no Actions pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Governing Documents shall terminate, and as of the Closing, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Transactions. To Acquiror’s knowledge, as of the date of this Agreement, following the Closing, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is exercising an Acquiror Share Redemption (or a redemption right in connection with an amendment of Acquiror’s Governing Documents to extend Acquiror’s deadline to consummate the Business Combination), and excluding claims that an Acquiror Stockholder may make against Acquiror against assets, properties or funds that are not held in the Trust Account or have been distributed therefrom (other than to other Public Stockholders exercising redemption rights).

Section 4.15 Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.16 Business Activities.

(a) Since its respective organization, neither Acquiror nor Merger Sub have conducted any business activities other than activities related to the IPO or directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no Contract to which Acquiror or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing.

(b) Except for Merger Sub and the Transactions, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for the Transactions, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Merger Sub was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Closing except as expressly contemplated by this Agreement, the Ancillary Agreements and the Transactions, will have no, material assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

Section 4.17 Nasdaq Quotation. As of the date of this Agreement, (a) the Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the Nasdaq under the symbol “CFAC” and (b) the Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “CFACW”. Except as set forth on Section 4.17 of the Acquiror Disclosure Letter, Acquiror is in compliance with the rules of the Nasdaq and there is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or the Acquiror Warrants or terminate the listing of Acquiror Class A Common Stock or Acquiror Warrants on Nasdaq. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Common Stock under the Exchange Act except as contemplated by this Agreement.

Section 4.18 Board Approval. The Acquiror Board (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are in the best interests of the Acquiror Stockholders, (c) determined that the transactions contemplated hereby constitutes a Business Combination and (d) subject to the receipt of the Regulatory Approvals, recommended that the Acquiror Stockholders approve the Transaction Proposals (the “Acquiror Board Recommendation”).

Section 4.19 PIPE Investment. Acquiror has delivered to the Company true, correct and complete copies of each of the PIPE Subscription Agreements entered into by Acquiror with the applicable PIPE Investors named therein as of the date of this Agreement, pursuant to which the PIPE Investors committed to provide equity financing to Acquiror solely for purposes of consummating the Transactions in the aggregate amount of $225,000,000 (the “PIPE Investment Amount”). As of the date of this Agreement, other than the PIPE Subscription Agreement, this Agreement and the Ancillary Agreements (with respect to Sponsor and Acquiror), there are no other agreements, side letters, or arrangements between Acquiror and any PIPE Investor relating to any PIPE Subscription Agreement that could affect the obligation of such PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the PIPE Subscription Agreement of such PIPE Investors.

Section 4.20 No Additional Representation or Warranties. Except as provided in Article III, neither the Company, its Subsidiaries, nor any of their Affiliates, nor any of their respective equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to Acquiror, Merger Sub or their Affiliates, and except as provided in Article III, no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror, Merger Sub or their respective Affiliates. Without limiting the foregoing, Acquiror and Merger Sub acknowledge that Acquiror and Merger Sub, together with their respective advisors, have made their own investigation of the Company and its Subsidiaries and, except as provided in Article III, is not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company and its Subsidiaries as conducted after the Closing, as contained in any materials provided by the Company or any of its Affiliates or any of their respective stockholders, partners, members or Representatives or otherwise.

Article V

COVENANTS OF THE COMPANY

Section 5.1 Conduct of Business. Except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law (including for this purpose any Permitted COVID-19 Measures), (iii) as set forth on Section 5.1 of the Company Disclosure Letter, (iv) for the incurrence of Company Transaction Expenses or (v) as consented to by Acquiror in writing, from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article IX (the “Interim Period”), the Company shall, and shall cause the other AEye Companies to, operate the business of the AEye Companies in the Ordinary Course. Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law, (iii) as set forth on Section 5.1 of the Company Disclosure Letter, (iv) for the incurrence of Company Transaction Expenses or (v) as consented to by Acquiror in writing (which consent, except with respect to clauses (i) and (l) below, shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and shall cause the other AEye Companies to, not to:

(a) change or amend the Governing Documents of any AEye Company;

(b) make or declare any dividend or distribution to the stockholders or members, as applicable, of any AEye Company or make any other distributions in respect of any of the AEye Companies’ capital stock or equity interests, except (i) dividends and distributions by a wholly-owned Subsidiary of a AEye Company to such AEye Company or another wholly-owned Subsidiary of such AEye Company and (ii) repurchases of awards under the Company ESOP in the Ordinary Course in connection with any termination of employment or other services for no greater than the original issue price thereof;

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the AEye Companies’ capital stock or equity interests, except for any such transaction by a wholly-owned Subsidiary of a AEye Company that remains a wholly-owned Subsidiary of such AEye Company after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of any AEye Company, except for (i) transactions between an AEye Company and any wholly-owned Subsidiary of such AEye Company and (ii) repurchases of awards under the Company ESOP in the Ordinary Course in connection with any termination of employment or other services for no greater than the original issue price thereof;

(e) sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties of the AEye Companies, except for (i) dispositions of obsolete or worthless equipment in the Ordinary Course, (ii) sales of physical inventory in the Ordinary Course or (iii) transactions solely among the AEye Companies.

(f) acquire any ownership interest in any real property;

(g) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(h) make or change any material election in respect of material Taxes in a manner inconsistent with past practice, request permission of any taxing authority to change any accounting method in respect of material Taxes, enter into any settlement agreement, closing agreement or waiver or surrender of any claim for refund in respect of material Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes, in each case, except to comply with applicable Law;

(i) (A) issue any additional AEye Company Interests or securities exercisable for or convertible into AEye Company Interests, other than (x) shares of Company Common Stock in connection with any voluntary conversion of Company Preferred Stock outstanding as of the date of this Agreement and included in the number of shares of Company Preferred Stock set forth on Section 3.2(c)(ii) in accordance with their respective conversion terms, (y) shares of Company Common Stock issued upon vesting of any equity award or exercise or settlement of any vested option or restricted stock units under the Company ESOP included in the number of Company Options and Company RSUs outstanding as of the date of this Agreement and set forth in the Company Option and Company RSU ledger made available to Acquiror referenced in Section 3.2(i), or (z) shares of (1) Company Common Stock issued upon exercise of the Company Common Stock Warrants or (2) Company Series A Preferred Stock issued upon exercise of the Company Series A Warrants, (B) grant any options, warrants, convertible equity instruments or other equity-based awards that relate to the equity of any AEye Company other than any such equity-based awards issued as Company RSUs from the available pool under the Company ESOP as of the date hereof or (C) amend, modify or waive any of the terms or rights set forth in any Company Options, Convertible Equity Instruments, Company Warrants or Company RSUs, including any amendment, modification or reduction of the exercise, conversion or warrant price set forth therein;

(j) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any AEye Company, merge or consolidate with any Person or be acquired by any Person, or file for bankruptcy in respect of any AEye Company;

(k) waive, release, settle, compromise or otherwise resolve any Action, except in the Ordinary Course or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $200,000 in the aggregate;

(l) incur any Indebtedness, other than up to an aggregate of $6,000,000 of Indebtedness on Acceptable Indebtedness Terms or other terms that are more favorable to the Company than the Acceptable Indebtedness Terms;

(m) enter into, renew or amend in any material respect, (i) any transaction or Contract with a Company Stockholder or any of their respective family members or other related Persons that would require disclosure of transactions therewith under Item 404 of Regulation S-K promulgated by the SEC, (ii) any Contract between any AEye Company and any broker, finder, investment banker or financial advisor with respect to any of the Transactions or (iii) any Contract that, had such Contract been entered into on or before the date of this Agreement, would have been required to be disclosed pursuant to Section 3.5(a) of the Company Disclosure Letter, except in the Ordinary Course;

(n) (i) limit the right of any AEye Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person; or

(o) enter into any formal or informal agreement or otherwise make a binding commitment to do any action prohibited under this Section 5.1.

During the Interim Period, the Company shall, and shall cause its Subsidiaries to, comply in all material respects with, and continue performing under, as applicable, the Company Governing Documents and such Subsidiary’s Governing Documents, and all other Material Contracts to which any of the AEye Companies may be a party.

Section 5.2 D&O Indemnification and Insurance.

(a) From and after the Closing, each of Surviving Corporation and Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of the AEye Companies (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the AEye Companies being acquired under this Agreement) or Acquiror, respectively (the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the AEye Companies or Acquiror, respectively, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement or other Governing Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Surviving Corporation shall, and shall cause the other AEye Companies to, and Acquiror shall (i) maintain for a period of not less than six years from the Closing provisions in its certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the AEye Companies’ or Acquiror’s, respectively, former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, operating agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Governing Documents of the applicable AEye Companies or Acquiror, respectively, in each case, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six years from the Closing, each of the Surviving Corporation and Acquiror shall (and the Surviving Corporation shall cause the other AEye Companies to) maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the AEye Companies’ (true, correct and complete copies of which have been made available to Acquiror prior to the date of this Agreement or its Representatives, respectively) or Acquiror’s, respectively, directors’ and officers’ liability insurance policies (including, in any event, the D&O Indemnified Parties) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Surviving Corporation or Acquiror be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the AEye Companies or Acquiror, respectively, for such insurance policy for the year ended December 31, 2020; provided, however, that (i) notwithstanding anything to the contrary contained in this Agreement, each of the Surviving Corporation and Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy with respect to claims existing or occurring at or prior to the Closing and if and to the extent such policies have been obtained prior to the Closing with respect to any such Persons, the AEye Companies or Acquiror, respectively, shall maintain such policies in effect and continue to honor the obligations thereunder, and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 5.2 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 5.2 shall survive the Closing indefinitely and shall be binding, jointly and severally, on Surviving Corporation, the other AEye Companies, Acquiror and all of their respective successors and assigns (and their respective successive successors and assigns). In the event that Surviving Corporation, any of the other AEye Companies, Acquiror or any of their respective successors or assigns (or their respective successive successors and assigns) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Surviving Corporation or Acquiror, respectively, shall ensure (and the Surviving Corporation shall cause the other AEye Companies to ensure) that proper provision shall be made so that the successors and assigns (and their respective successive successors and assigns) of Surviving Corporation, any of the other AEye Companies or Acquiror, as the case may be, shall succeed to the obligations set forth in this Section 5.2.

(d) The provisions of this Section 5.2(a) through (c): (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on the Surviving Corporation, Acquiror and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Governing Documents, or otherwise and (iv) shall survive the consummation of the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.

Section 5.3 No Trading in Acquiror Stock. The Company acknowledges and agrees that it and each other AEye Company is aware, and that the Company’s other Affiliates are aware (and to the knowledge of the Company, each of the Company’s other Affiliates’ respective Representatives is aware or, upon receipt of any material nonpublic information of Acquiror, will be advised) of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC, Nasdaq and NYSE (as applicable) promulgated thereunder or otherwise and other applicable Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it and the other AEye Companies shall not purchase or sell any securities of Acquiror (except with the prior written consent of Acquiror), communicate such information to any third party, take any other action with respect to Acquiror in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 5.4 Anti-Takeover Matters. The Company shall not adopt any stockholder rights plan, “poison pill” or similar anti-takeover instrument or plan in effect to which any AEye Company would be or become subject, party or otherwise bound.

Section 5.5 PPP Escrow. In the event the PPP Loan has not been repaid or forgiven by SVB prior to Closing (and SVB has not duly consented to the Transactions), at Closing, the amount set forth on Section 5.5 of the Company Disclosure Letter (the “PPP Loan Escrow Amount”), plus estimated interest on such amount, will be placed into the PPP Escrow Account pursuant to the terms and conditions of the PPP Escrow Agreement and in accordance with applicable Law, and, to the extent SVB thereafter informs the Surviving Corporation in writing that some or all of the PPP Loan has been forgiven, such forgiven portion of the PPP Loan will (less any interest paid on the PPP Loan that is not forgiven) be released to the Surviving Corporation promptly after the date on which the Surviving Corporation receives such notice of forgiveness.

Section 5.6 280G. To the extent necessary to avoid the application of Section 280G of the Code and the regulations thereunder, as soon as reasonably practicable following the date of this Agreement, but in no event later than three (3) Business Days prior to the Closing Date, the Company shall (a) use commercially reasonable best efforts to obtain waivers (in form and substance reasonably satisfactory to Acquiror) from each Person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated by this Agreement that would reasonably be expected to constitute “parachute payments” within the meaning of Section 280G of the Code and as to which such Person waives his or her rights to some or all of such payments and/or benefits (the “Waived 280G Benefits”) applicable to such Person so that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code), and (b) following the execution of the waivers described in clause (a), solicit the approval of the stockholders of Company of any Waived 280G Benefits pursuant to a vote intended to meet the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder, in a manner and with a disclosure document that shall be in form and substance reasonably satisfactory to Acquiror. At least two (2) Business Days prior to obtaining any waiver or soliciting stockholder approval, the Company shall provide Acquiror with copies of all Section 280G-related documents, if any, including, without limitation, any Section 280G analysis prepared by the Company, the stockholder disclosure document, waivers and stockholder consents, for Acquiror’s review and approval (which approval shall not be unreasonably withheld, conditioned or delayed) and shall accept all reasonable comments made thereto by Acquiror. Prior to the Closing Date, if applicable, the Company shall deliver to Acquiror evidence that a vote of the stockholders of the Company was solicited in accordance with the foregoing provisions of this Section 5.6 and that either (A) the requisite number of votes were obtained with respect to the Waived 280G Benefits (the “Section 280G Approval”), or (B) that the Section 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be made or provided.

Section 5.7 PCAOB Audited Financials. The Company shall use its reasonable best efforts to deliver to Acquiror true and complete copies of (a) the audited consolidated balance sheet of the Company as of December 31, 2019, and the related consolidated statements of operations, stockholders’ equity and cash flows of the Company for such year (and the related notes thereto), each audited in accordance with the auditing standards of the PCAOB and (b) the audited balance sheet of the Company as of December 31, 2020, and the related consolidated statements of operations, stockholders’ equity and cash flows of the Company for such year (and the related notes thereto), each audited in accordance with the auditing standards of the PCAOB (the financial statements described in the foregoing clauses (a) and (b), collectively, the “PCAOB Audited Financials”), as soon as reasonably practicable following the date of this Agreement.

Article VI

COVENANTS OF ACQUIROR

Section 6.1 Equity Incentive Plan. Prior to the Closing Date and following the approval by the Company Board (subject to approval by the Acquiror Stockholders in the Proxy Statement) of an equity incentive plan with an initial award pool of Acquiror Common Stock equal to ten (10%) of the shares of Acquiror Common Stock outstanding as of immediately after the Effective Time (rounded up to the nearest whole share) and in substantially the form attached hereto as Exhibit J (the “Equity Incentive Plan”), the Acquiror Board shall (based upon such Company Board approval, subject to approval by the Acquiror Stockholders in the Proxy Statement, and conditioned upon the occurrence of the Effective Time) approve and adopt the Equity Incentive Plan.

Section 6.2 Available Acquiror Cash and Related Available Equity.

(a) If the amount of cash, including the amount of cash available in the Trust Account and other amounts available to Acquiror and Merger Sub as of the Closing (taking into account clauses (i), (ii) and (iii), the “Available Acquiror Cash”) after (i) deducting the amount required to satisfy the Acquiror Share Redemption Amount, (ii) deducting the sum of any Indebtedness of Acquiror for borrowed money immediately prior to the Closing (for the avoidance of doubt, excluding (x) any debt financing or other loans made by the Sponsor or its Affiliates to Acquiror and (y) any Acquiror Transaction Expenses) and (iii) including the amount from the PIPE Investments, is reasonably expected to be less than the PIPE Investment Amount (such amount, as calculated in accordance with the foregoing, the “Minimum Cash Amount”), then Acquiror, the Sponsor and their Affiliates shall be entitled in their sole discretion to arrange for the purchase by third Persons of, additional shares of Acquiror Class A Common Stock at a price per share of $10.00 (ten dollars) in an aggregate amount such that the Available Acquiror Cash is, at or immediately prior to the Closing, equal to at least the Minimum Cash Amount after giving effect to such purchases, and such purchases made pursuant to this sentence shall be added to the definition and amount of Available Acquiror Cash including for purposes of Section 8.3(c).

(b) Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror Stockholders pursuant to the Acquiror Share Redemptions, and (2) immediately thereafter, pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 6.3 Maintenance of Nasdaq or NYSE Listing Through the Closing. From the date of this Agreement through the Closing, Acquiror shall use reasonable best efforts to (a) ensure that Acquiror Class A Common Stock remains listed on Nasdaq or NYSE and (b) in the event that Acquiror Class A Common Stock does not remain listed on Nasdaq or NYSE, regain such listing prior to the Closing Date.

Section 6.4 Nasdaq or NYSE Listing of Acquiror Class A Common Stock. Prior to the Closing, Acquiror shall prepare and submit to Nasdaq or NYSE a listing application, if required under Nasdaq or NYSE (as applicable) rules, covering the Acquiror Class A Common Stock issuable in the Merger.

Section 6.5 Acquiror Conduct of Business.

(a) Except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law (including for this purpose any Permitted COVID-19 Measures), (iii) as set forth on Section 6.5(a) of the Acquiror Disclosure Letter, (iv) for the incurrence of Acquiror Transaction Expenses or (v) as consented to by the Company in writing, during the Interim Period, Acquiror shall, and shall cause Merger Sub to, operate its business in the Ordinary Course. Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law, (iii) as set forth on Section 6.5(a) of the Acquiror Disclosure Letter, (iv) for the incurrence of Acquiror Transaction Expenses or (v) as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, and Acquiror shall cause Merger Sub not to:

(i) seek any approval from the Acquiror Stockholders to change, modify or amend the Trust Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals;

(ii) (x) make or declare any dividend or distribution to the Acquiror Stockholders or make any other distributions in respect of any of Acquiror’s or Merger Sub’s capital stock, share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s or Merger Sub’s capital stock or equity interests or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror or Merger Sub, other than a redemption of Acquiror Common Stock (prior to the Effective Time) made as part of the Acquiror Share Redemptions;

(iii) merge or consolidate with or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or be acquired by any other Person;

(iv) make or change any material election in respect of material Taxes, except to comply with applicable Law, or settle or compromise any material United States federal, state, local or non-United States Tax liability, except in the Ordinary Course;

(v) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror or Merger Sub, other than any transaction or Contract pursuant to which Sponsor or any of its Affiliates provides debt financing to Acquiror;

(vi) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell or guaranty any debt securities or warrants or other rights to acquire any debt securities of Acquiror or Merger Sub or guaranty any debt securities of another Person, other than any (a) Indebtedness for borrowed money or guarantee incurred between Acquiror and Merger Sub or (b) debt financing provided by Sponsor or any of its Affiliates to Acquiror;

(vii) (A) make any change in its accounting principles, policies, procedures or methods unless required by an amendment in GAAP made subsequent to the date hereof, as agreed to by its independent accountants, or (B) engage in any conduct in a new line of business or engage in any material commercial activities (other than to consummate the transactions contemplated by this Agreement);

(viii) (A) issue any Acquiror Capital Stock or securities exercisable for or convertible into Acquiror Capital Stock, other than the issuance of Acquiror Class A Common Stock pursuant to the PIPE Subscription Agreements or this Agreement (including under Section 6.2) or (B) grant any options, warrants or other equity-based awards with respect to Acquiror Capital Stock not outstanding on the date of this Agreement;

(ix) settle or agree to settle any litigation, action, proceeding or investigation before any court or governmental body or that imposes injunctive or other non-monetary relief on Acquiror or Merger Sub except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

(x) (A) hire, or otherwise enter into any employment agreement with, any person, (B) grant any material increase in the compensation of any current or former officer or director, (C) adopt any benefit plan for the benefit of any current or former officer or director, or (D) materially amend any existing agreement with any current or former officer or director;

(xi) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants, other than business expenses advanced to officers, directors or employees in the Ordinary Course), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any Person;

(xii) liquidate, dissolve, reorganize or otherwise wind-up the business and operations of Acquiror or Merger Sub; or

(xiii) enter into any formal or informal agreement or otherwise make a binding commitment to do any action prohibited under this Section 6.5.

(b) During the Interim Period, Acquiror shall, and shall cause Merger Sub to, comply in all material respects with, and continue performing under, as applicable, the Acquiror Governing Documents, the Trust Agreement and all other material Contracts to which Acquiror or Merger Sub may be a party.

Section 6.6 Post-Closing Directors and Officers of Acquiror. Subject to the terms of the Acquiror Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing (subject to obtaining the Acquiror Stockholders’ Approval):

(a) the Acquiror Board, which shall be classified as required by the New Acquiror Governing Documents, shall consist of seven (7) directors, who shall be designated in writing by the Company, and a majority of which must qualify as an “independent director” under stock exchange regulations applicable to Acquiror, and which shall comply with all diversity requirements under applicable Law, each such director to hold office in accordance with the New Acquiror Governing Documents; and

(b) the officers of the Company holding such positions as set forth on Schedule 6.6(b) shall be the officers of Acquiror, each such officer to hold office in accordance with the New Acquiror Governing Documents.

Section 6.7 Acquiror Public Filings. From the date of this Agreement through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 6.8 PIPE Investments. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably conditioned, withheld, delayed or denied, except in the event that the Purchase Price (as defined in the PIPE Subscription Agreements) would be reduced), Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) or provide consent to (including consent to termination), of any provision or remedy under, or any replacements of, any of the PIPE Subscription Agreements. Acquiror shall use its reasonable best efforts to take, or with respect to actions required to be taken by the counterparties to the PIPE Subscription Agreements, request to be taken by such counterparties, all actions and use its reasonable best efforts to do, or with respect to actions required to be taken by such counterparties request to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms and conditions described therein, including maintaining in effect the PIPE Subscription Agreements.

Article VII

JOINT COVENANTS

Section 7.1 Regulatory Approvals; Other Filings

(a) Each of the Company, Acquiror and Merger Sub shall use their reasonable best efforts to cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to satisfy the Regulatory Approvals in order to complete lawfully the Transactions as soon as practicable (but in any event prior to the Agreement End Date (as defined below)) and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company, Acquiror and Merger Sub shall take such action as may be required to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as possible after the execution of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 7.1(a), the first sentence of Section 7.1(b) or Section 7.3 shall require any Affiliate of Acquiror (other than Merger Sub) to take or forbear from any action, and for the avoidance of doubt, it is acknowledged and agreed by the parties hereto that the obligations in this Section 7.1 and Section 7.3 shall not apply to Sponsor or any of its Affiliates (other than Acquiror and Merger Sub).

(b) With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company, Acquiror and Merger Sub shall (i) promptly (and, in the case of the initial filing required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, within twenty (20) business days after the date hereof) submit all notifications, reports, and other filings required to be submitted to a Governmental Authority in order to obtain the Regulatory Approvals, (ii) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (iii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror and Merger Sub, and Acquiror and Merger Sub shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other parties an opportunity to review in advance, and each such party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the Transactions; provided, that none of the parties shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and Merger Sub and their counsel, and Acquiror and Merger Sub agree to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Each of the Company, Acquiror and Merger Sub agrees to make all filings, to provide all information reasonably required of such other parties and to reasonably cooperate with each other, in each case, in connection with the Regulatory Approvals.

(c) The Company, on the one hand, and Acquiror, on the other, shall each be responsible for and pay one-half of the filing fees payable to the Governmental Authorities in connection with the Transactions.

Section 7.2 Preparation of Proxy Statement/Registration Statement/Consent Solicitation Statement; Stockholder Meetings and Approvals.

(a) Proxy Statement/Registration Statement and Consent Solicitation Statement.

(i) As promptly as practicable after the execution of this Agreement and receipt of the PCAOB Audited Financials, (x) Acquiror and the Company shall prepare and Acquiror shall file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement, the “Registration Statement”), with the Proxy Statement contained therein to be sent to the Acquiror Stockholders for the meeting of the stockholders of Acquiror (including any adjournment or postponement thereof, the “Acquiror Stockholder Meeting”) to (x) provide the Public Stockholders (as defined below) the opportunity to have their Acquiror Class A Common Stock shares redeemed in the Acquiror Share Redemption and (y) approve and adopt: (1) this Agreement, the Merger and the other Transactions, (2) the issuance of Acquiror Class A Common Stock (A) in the Merger as contemplated by this Agreement and (B) in connection with the PIPE Investments, (3) the New Acquiror Governing Documents, (4) the Equity Incentive Plan, (5) the directors of Acquiror as determined by the Company pursuant to Section 2.3(b) and 6.6, (6) an amendment to the Acquiror Charter to increase the number of authorized shares of Acquiror Common Stock as necessary for the issuances contemplated by the Transactions (including the PIPE Investments), (7) any other proposals that Acquiror deems necessary to effectuate the Merger or any of the other Transactions (collectively, the “Transaction Proposals”), and (8) any adjournment of the Acquiror Stockholder Meeting, if necessary or desirable in the reasonable discretion of Acquiror, including in the event Acquiror does not receive the requisite vote to approve the matters set forth in (1)-(7) above. The Registration Statement will be used to register under the Securities Act the issuance of the shares of Acquiror Class A Common Stock to be issued to the Company Stockholders pursuant to this Agreement. The Company shall furnish all information concerning the Company as Acquiror may reasonably request in connection with such actions and the preparation of the Proxy Statement and Registration Statement. Acquiror and the Company each shall use their reasonable best efforts to (i) cause the Registration Statement (including the Proxy Statement) when filed with the SEC, to comply in all material respects with all Laws applicable thereto including all rules and regulations promulgated by the SEC, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (iv) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, Acquiror shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of shares of Acquiror Class A Common Stock, in each case to be issued or issuable to certain Company Stockholders pursuant to this Agreement. As promptly as practicable after finalization and effectiveness of the Registration Statement, Acquiror shall mail (or cause to be mailed) the Proxy Statement to the Acquiror Stockholders. Each of Acquiror and the Company shall furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Consent Solicitation Statement, Proxy Statement, the Registration Statement, a current report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Affiliates to any regulatory authority (including Nasdaq or NYSE, as applicable) in connection with the Transactions.

(ii) Any filing of, or amendment or supplement to the Proxy Statement or the Registration Statement or any amendment or supplement to the Consent Solicitation Statement, will be provided by Acquiror or the Company, as the case may be, to the respective other party for review, and each of Acquiror and the Company shall give due consideration to any comments of such other party. Acquiror and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Acquiror Class A Common Stock to be issued or issuable to certain Company Stockholders in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement, the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto. Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect thereto and any amendments filed in response thereto.

(b) Acquiror Stockholders’ Approval; Merger Sub Stockholder Approval.

(i) Acquiror shall establish a record date for, duly call, give notice of, and convene and hold the Acquiror Stockholder Meeting as promptly as reasonably practicable after the Registration Statement becomes effective for voting under the Securities Act (and in any event, such meeting shall be held not more than thirty (30) days after the date on which the Proxy Statement is mailed to the Acquiror Stockholders) for the purpose of voting on the Transaction Proposals (including any adjournment of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement) and offering Public Stockholders with the opportunity to elect to effect an Acquiror Share Redemption, and such other matters as may be approved in writing by the Company (such approval not to be unreasonably withheld, delayed or conditioned). Acquiror will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement, and to take all other action necessary or advisable to obtain such proxies and the Acquiror Stockholders’ Approval and to secure the vote or consent of its stockholders required by and in compliance with all applicable Law, Nasdaq or NYSE rules (as applicable) and the Acquiror Charter and Acquiror Bylaws; provided, that none of Acquiror, Sponsor or any of their Affiliates shall be required to pay any additional consideration to any Acquiror Stockholder in order to obtain the Acquiror Stockholders’ Approval. Acquiror (i) shall consult with the Company regarding the record date and the date of the Acquiror Stockholder Meeting and (ii) shall not adjourn or postpone the Acquiror Stockholder Meeting without the prior written consent of Company; provided that Acquiror may adjourn or postpone the Acquiror Stockholder Meeting without any such consent (A) to the extent necessary to ensure that any supplement or amendment to the Registration Statement that Acquiror reasonably determines (following consultation with Company) is necessary to comply with applicable Laws is provided to the Acquiror Stockholders in advance of a vote on the adoption of this Agreement, (B) if, as of the time that the Acquiror Stockholder Meeting is originally scheduled, there are insufficient shares of Acquiror Common Stock represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Acquiror Stockholder Meeting, (C) if, as of the time that the Acquiror Stockholder Meeting is originally scheduled, adjournment or postponement of the Acquiror Stockholder Meeting is necessary to enable Acquiror to solicit additional proxies required to obtain the Acquiror Stockholders’ Approval or (D) in the event that, as a result of the Acquiror Share Redemptions submitted by the Acquiror Stockholders prior to the Acquiror Stockholder Meeting, Acquiror reasonably believes that conditions set forth in Section 8.3(c) would not be satisfied as of the Closing; provided, further, that in addition to the exceptions specified in the foregoing proviso, Acquiror may postpone or adjourn on one occasion without the consent of the Company so long as the date of the Acquiror Stockholder Meeting is not postponed or adjourned more than an aggregate of fifteen (15) consecutive calendar days in connection with such postponement or adjournment. If, at any time prior to the Effective Time, any event or circumstance relating to the Company, or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Consent Solicitation Statement, the Registration Statement, the Proxy Statement or any current report of Acquiror on Form 8-K, the Company shall promptly inform Acquiror.

(ii) Subject to clause (iii) below, the Registration Statement shall include a statement to the effect that the Acquiror Board has unanimously recommended that the Acquiror Stockholders vote in favor of the Transaction Proposals at the Acquiror Stockholder Meeting and (ii) neither the Acquiror Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Acquiror Board Recommendation (an “Acquiror Modification in Recommendation”).

(iii) Notwithstanding anything to the contrary contained in this Agreement (including Section 7.2(b)(ii)), the Acquiror Board may, at any time prior to, but not after, obtaining the Acquiror Stockholder Approval, make an Acquiror Modification in Recommendation in response to an Intervening Event (an “Intervening Event Change in Recommendation”) if the Acquiror Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be a breach of the fiduciary duties of the Acquiror Board under applicable Law, provided, that: (A) the Company shall have received written notice from Acquiror of Acquiror’s intention to make an Intervening Event Change in Recommendation at least five (5) Business Days prior to the taking of such action by Acquiror (the “Intervening Event Notice Period”), which notice shall specify the applicable Intervening Event in reasonable detail, (B) during the Intervening Event Notice Period and prior to making an Intervening Event Change in Recommendation, if requested by the Company, Acquiror and its Representatives shall have negotiated in good faith with the Company and its Representatives regarding any revisions or adjustments proposed by the Company to the terms and conditions of this Agreement as would enable Acquiror to proceed with its recommendation of this Agreement and the Transactions and not make such Intervening Event Change in Recommendation and (C) if the Company requested negotiations in accordance with clause (B), Acquiror may make an Intervening Event Change in Recommendation only if the Acquiror Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the five (5) Business Day period, offered in writing in a manner that would form a binding contract if accepted by Acquiror (and the other applicable parties hereto), continues to determine in good faith that failure to make an Intervening Event Change in Recommendation would be a breach of its fiduciary duties to the Acquiror Stockholders under applicable Law. An “Intervening Event” shall mean any Event that (i) was not known and was not reasonably foreseeable to the Acquiror Board as of the date of this Agreement (or the consequences of which (or the magnitude of which) were not reasonably foreseeable to the Acquiror Board as of the date of this Agreement), which becomes known to the Acquiror Board prior to the Acquiror Stockholder Meeting, (ii) does not relate to (A) any Business Combination Proposal, (B) any actions taken pursuant to this Agreement, including clearance of the Transactions under the Regulatory Approvals or any other applicable Laws and any action in connection therewith taken pursuant to or required to be taken pursuant to Section 7.1, and (C) any change in the price or trading volume of Acquiror Common Stock, and (iii) relates to common law fraud as defined under the Laws of the State of Delaware (“Common Law Fraud”) by or on behalf of the Company. Notwithstanding anything to the contrary contained in this Agreement, during an Intervening Event Notice Period, the obligations on Acquiror and/or the Acquiror Board to make filings with the SEC with respect to the proposals contemplated herein, to give notice for or to convene a meeting, or make a recommendation, shall be tolled to the extent reasonably necessary until such time as Acquiror has filed an update to the Proxy Statement with the SEC (which the Acquiror shall file as promptly as practicable after the Intervening Event Change in Recommendation), and in the event a filing and or notice for a meeting was made prior to the Intervening Event Notice Period, Acquiror shall be permitted to adjourn such meeting and amend such filing as necessary in order to provide sufficient time for the stockholders to consider any revised recommendation. To the fullest extent permitted by applicable Law, Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Stockholder Meeting shall not be affected by any Acquiror Modification in Recommendation.

(iv) Promptly following the execution of this Agreement, Acquiror shall approve and adopt this Agreement and approve the Transactions, as the sole stockholder of Merger Sub.

(c) Written Consent of Company Stockholders.

(i) The Company shall (x) send the Consent Solicitation Statement to the Company Stockholders, and (y) seek the irrevocable written consent, in form and substance reasonably acceptable to Acquiror, of the Company Stockholders in favor of the approval and adoption of this Agreement, the Merger and the other Transactions (including as required under the DGCL and the Company Charter) (the “Company Written Consent”) as promptly as reasonably practicable, but in any event within five (5) Business Days, after the Registration Statement becomes effective for voting under the Securities Act. The Company will use its reasonable best efforts to solicit the Company Written Consent from the Company Stockholders, and to take all other action necessary or advisable to obtain the Company Written Consent and to secure the vote or consent of its stockholders required by and in compliance with all applicable Law, Nasdaq or NYSE rules (as applicable) and the Company Charter, Company Bylaws and the IRA, ROFR Agreement, Voting Agreement and all Side Letters as applicable; provided, that none of the Company or any of its Affiliates shall be required to pay any additional consideration to any Company Stockholder in order to obtain the Company Written Consent. The Company shall provide reasonable updates to Acquiror regarding the status of and any issues arising with respect to obtaining the Company Written Consent. If, at any time prior to the Effective Time, any event or circumstance relating to Acquiror, Merger Sub or their respective officers should be discovered by Acquiror or Merger Sub which should be set forth in an amendment or supplement to the Consent Solicitation Statement, the Registration Statement or the Proxy Statement or any current report of Acquiror on Form 8-K to the extent primarily relating to the Registration Statement or the Proxy Statement, Acquiror shall promptly inform the Company.

(ii) The Consent Solicitation Statement shall include a statement to the effect that (i) the Company Board has recommended that the Company Stockholders vote in favor of the approval and adoption of this Agreement, the Merger and the other Transactions and execute and deliver the Company Written Consent (the “Company Board Recommendation”) and (ii) neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Company Board Recommendation (a “Company Modification in Recommendation”).

(iii) Notwithstanding anything to the contrary contained in this Agreement (including Section 7.2(c)(ii)), the Company Board may, at any time prior to, but not after, receipt of the Company Written Consent, make a Company Modification in Recommendation in response to a Company Intervening Event (a “Company Intervening Event Change in Recommendation”) if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be a breach of the fiduciary duties of the Company Board under applicable Law, provided, that: (A) the Acquiror shall have received written notice from the Company of the Company’s intention to make a Company Intervening Event Change in Recommendation at least five (5) Business Days prior to the taking of such action by the Company (the “Company Intervening Event Notice Period”), which notice shall specify the applicable Company Intervening Event in reasonable detail, (B) during the Company Intervening Event Notice Period and prior to making a Company Intervening Event Change in Recommendation, if requested by the Acquiror, the Company and its representatives shall have negotiated in good faith with the Acquiror and its Representatives regarding any revisions or adjustments proposed by the Acquiror to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation of this Agreement and the Transactions and not make such Company Intervening Event Change in Recommendation and (C) if the Acquiror requested negotiations in accordance with clause (B), the Company may make a Company Intervening Event Change in Recommendation only if the Company Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Acquiror shall have, prior to the expiration of the five (5) Business Day period, offered in writing in a manner that would form a binding contract if accepted by the Company (and the other applicable parties hereto), continues to determine in good faith that failure to make a Company Intervening Event Change in Recommendation would be a breach of its fiduciary duties to the Company Stockholders under applicable Law. A “Company Intervening Event” shall mean any material Event that (i) was not known and was not reasonably foreseeable to the Company Board as of the date of this Agreement (or the consequences of which (or the magnitude of which) were not reasonably foreseeable to the Company Board as of the date of this Agreement), which becomes known to the Company Board prior to the Company obtaining the Company Written Consent, (ii) does not relate to (A) any Business Combination Proposal, Acquisition Proposal or Alternative Transaction, (B) any actions taken pursuant to this Agreement, including clearance of the Transactions under the Regulatory Approvals or any other applicable Laws and any action in connection therewith taken pursuant to or required to be taken pursuant to Section 7.1, and (C) any change in the price or trading volume of Acquiror Common Stock, and (iii) relates to Common Law Fraud by or on behalf of Acquiror. To the fullest extent permitted by applicable Law, Company’s obligations to seek the Company Written Consent shall not be affected by any Company Modification in Recommendation.

Section 7.3 Support of Transaction. (i) The Company shall, and shall cause the other AEye Companies to, and (ii) each of Acquiror and Merger Sub shall, (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any AEye Company or any of Acquiror or Merger Sub, as applicable, are required to obtain in order to consummate the Transactions and (b) take or cause such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article VIII (including, in the case of Acquiror, the use of reasonable best efforts to enforce Acquiror’s rights under the PIPE Subscription Agreements) or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided, that, notwithstanding anything contained herein to the contrary, nothing in this Agreement shall require any AEye Company, Acquiror or Merger Sub or any of their respective Affiliates to (i) commence or threaten to commence, pursue or defend against any Action (except as required under Section 7.6, and without limiting the express obligations to make regulatory filings under Section 7.1), whether judicial or administrative, (ii) seek to have any stay or other Governmental Order vacated or reversed (except as required under Section 7.6), (iii) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the AEye Companies, (iv) take or commit to take actions that limit the freedom of action of any of the AEye Companies or Acquiror with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of the AEye Companies or Acquiror or (v) grant any financial, legal or other accommodation to any other Person (for the avoidance of doubt without limiting the express obligations of such parties under the terms of this Agreement and the Ancillary Agreements).

Section 7.4 Tax Matters. Each of Acquiror, Merger Sub and the Company shall use its respective reasonable best efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of Acquiror, Merger Sub and the Company shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger. In the event that either Acquiror or the Company seeks a tax opinion from its respective tax advisor regarding the intended Tax treatment of the Merger, or the SEC requests or requires such a tax opinion, each party shall use reasonable best efforts to execute and deliver customary tax representation letters as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor in order for such tax advisor to provide such opinion.

Section 7.5 Section 16 Matters. Prior to the Closing, each of Acquiror, Merger Sub and the Company shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of the shares of Company Capital Stock, Company Options, Company RSUs or other Company equity awards or acquisitions of Acquiror Common Stock, Assumed Options, Assumed RSUs or other Acquiror equity awards (prior to the Effective Time) (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the Transactions by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Transactions to be exempt under SEC Rule 16b-3 promulgated under the Exchange Act.

Section 7.6 Stockholder Litigation. The Company shall promptly advise Acquiror, and Acquiror shall promptly advise the Company, as the case may be, of any Action commenced (or to the knowledge of the Company or the knowledge of Acquiror (as applicable), threatened) after the date of this Agreement against such party, any of its Subsidiaries or any of its directors (any such party, as applicable, a “Defending Party”) by any Company Stockholder or any Acquiror Stockholder relating to this Agreement, the Merger or any of the other Transactions, and the Defending Party shall keep the other party reasonably informed regarding any such litigation. The Defending Party shall control the defense of any such Action, provided that the other party (a) shall give the other party a reasonable opportunity to participate (at its own expense) in the defense of (or any settlement discussions with respect to) any such Action against any of the AEye Companies or Acquiror or any of their respective directors, (b) shall keep the other party informed as to the status thereof and (c) shall not settle, compromise, come to an arrangement regarding or cease defending against (or agree or consent to any of the foregoing with respect to) any such Action against any of the AEye Companies or Acquiror or any of its directors without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed).

Section 7.7 Acquisition Proposals and Alternative Transactions. During the Interim Period, each of the Company and Acquiror shall not, and shall cause its Representatives not to, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company and Acquiror or their respective Subsidiaries, to any Person relating to, an Acquisition Proposal or Alternative Transaction or afford to any Person access to the business, properties, assets or personnel of any AEye Company or Acquiror or any of its Subsidiaries in connection with an Acquisition Proposal or Alternative Transaction, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal or Alternative Transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state relating to an Acquisition Proposal or Alternative Transaction, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or Alternative Transaction. Each of the Company and Acquiror shall, and shall cause its Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction or Acquisition Proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.7 by a party or its affiliates or Representatives shall be deemed to be a breach of this Section 7.7 by such party.

Section 7.8 Access to Information; Inspection. During the Interim Period, to the extent permitted by applicable Law, each of the Company and Acquiror shall, and shall cause each of its Subsidiaries to, (i) afford to the other party and its Representatives reasonable access, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the Ordinary Course of its operations, to all of its respective assets, properties, facilities, books, Contracts, Tax Returns, records and appropriate officers, employees and other personnel, and shall furnish such Representatives with all financial and operating data and other information concerning its affairs that are in its possession as such Representatives may reasonably request, and (ii) cooperate with the other party and its Representatives regarding all due diligence matters, including document requests. All information obtained by the Company, Acquiror, Merger Sub and their respective Representatives pursuant to the foregoing shall be subject to the NDA. Notwithstanding the foregoing, neither the Company nor Acquiror shall be required to directly or indirectly provide access to or disclose information where the access or disclosure would violate its obligations of confidentiality or similar legal restrictions with respect to such information, jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention), inconsistent with COVID-19 Measures, or violate any law or regulations applicable to such party.

Section 7.9 Compensation Advisor. Prior to the Closing Date, the Company agrees that the Company Board shall engage (at the Company’s sole cost and expense) a reputable third party executive compensation advisor reasonably acceptable to the Company and Acquiror to conduct a study to determine an appropriate market-based compensation package for the executive officers commensurate with their anticipated roles at Acquiror, the Surviving Corporation and/or any of their Subsidiaries upon the Closing.

Article VIII

CONDITIONS TO OBLIGATIONS

Section 8.1 Conditions to Obligations of Acquiror, Merger Sub and the Company. The obligations of Acquiror, Merger Sub and the Company to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) The Acquiror Stockholders’ Approval and the Company Written Consent shall have been obtained;

(b) All approvals or consents, and all waiting or other periods, under the Laws set forth and described on Schedule 8.1(b) (collectively, the “Regulatory Approvals”) shall have been obtained or have expired or been terminated, as applicable;

(c) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d) The shares of Acquiror Class A Common Stock to be issued in connection with the Transactions shall have been approved for listing on Nasdaq or NYSE, subject to any requirement to have a sufficient number of round lot holders of the Acquiror Class A Common Stock, and the outstanding shares of Acquiror Class A Common Stock held by Public Stockholders shall be listed on such exchange on the Closing Date;

(e) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions; and

(f) Upon the Closing, after giving effect to any Acquiror Share Redemption and any PIPE Investment, Acquiror shall have net tangible assets of at least $5,000,001.

Section 8.2 Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:

(a) Each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or another similar materiality qualification set forth therein, other than in Section 3.4(d)(i)) individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(b) Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects, except the covenants of the Company under Section 5.1(e) and Section 5.1(m) (and, in respect of the foregoing sections, Section 5.1(o)) shall, to the extent qualified by “materiality,” have been performed in all respects;

(c) There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(d) All approvals, waivers or consents from any third parties set forth and described on Schedule 8.2(d) shall have been obtained;

(e) The Company shall have obtained executed counterparts to the Stockholder Support Agreement and the Lock-Up Agreement from the Company Stockholders and holders of Convertible Equity Instruments together holding at least 90% of the outstanding shares of Company Capital Stock and Convertible Equity Instruments (on a fully-diluted, as-converted to Company Common Stock basis); and

(f) The Company shall have obtained executed counterparts to the Consent of Holder from the holders of Convertible Equity Instruments listed on Schedule 8.2(f).

Section 8.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Each of the representations and warranties of Acquiror contained in this Agreement shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, and except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or another similar materiality qualification set forth therein, other than in Section 4.4(b)(i)) individually or in the aggregate, have not had, and would not reasonably be expected to have an Acquiror Material Adverse Effect;

(b) Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects; and

(c) As of the Closing, the Available Acquiror Cash shall be no less than the Minimum Cash Amount.

(d) There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 8.4 Frustration of Conditions. None of Acquiror, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other party hereto to be satisfied, as required by Section 7.3.

Article IX

TERMINATION/EFFECTIVENESS

Section 9.1 Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by mutual written consent of the Company and Acquiror;

(b) by written notice from the Company or Acquiror to the other(s) if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c) by written notice from the Company to Acquiror within ten (10) Business Days after there has been an Acquiror Modification in Recommendation;

(d) by written notice from Acquiror to the Company within ten (10) Business Days after there has been a Company Modification in Recommendation;

(e) by written notice from the Company or Acquiror to the other(s) if the Acquiror Stockholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof;

(f) by written notice from Acquiror to the Company if the Company Written Consent shall not have been obtained within five (5) Business Days after the Registration Statement became effective;

(g) by written notice from Acquiror to the Company if the PCAOB Audited Financials shall not have been delivered to Acquiror by the Company on or before June 16, 2021;

(h) prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 8.2(a) or 8.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before the earlier of (x) the six month anniversary of the date that the Registration Statement is first filed with the SEC and (y) the 270th day following the date of this Agreement (such earlier date, the “Agreement End Date”), unless Acquiror is in material breach hereof; or

(i) prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 8.3(a) and Section 8.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror or Merger Sub through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror or Merger Sub, as the case may be, of notice from the Company of such breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 9.2, Section 9.3 and Article X and the NDA shall survive any termination of this Agreement.

Section 9.3 Certain Transaction Expenses. If (a)(i) the Company terminates this Agreement pursuant to Section 9.1 other than as a result of a Terminating Acquiror Breach or an Acquiror Modification in Recommendation, or (ii) Acquiror terminates this Agreement pursuant to Section 9.1, and (b) within twelve (12) months following the date of such termination, the Company or any of its Affiliates engages a consultant to perform any services for the Company or its Affiliates similar to the services performed by the consultant listed on Schedule 9.3 (the “Consultant”) in connection with the Transactions, the Company shall pay Sponsor $250,000 in reimbursement for the fees and expenses incurred by Sponsor for the services of the Consultant.

Article X

MISCELLANEOUS

Section 10.1 Trust Account Waiver. The Company acknowledges that, as described in the final prospectus of Acquiror, dated November 12, 2020 and filed with the SEC on November 13, 2020 (File No: 333-249367) available at www.sec.gov, substantially all of Acquiror’s assets consist of the cash proceeds of the IPO and private placements of its securities occurring simultaneously with the IPO, and substantially all of those proceeds (including overallotment securities acquired by Acquiror’s underwriters) have been deposited in a trust account (the “Trust Account”) for the benefit of Acquiror’s public stockholders (including overallotment shares acquired by the underwriters of Acquiror) (“Public Stockholders”). The Company understands and acknowledges that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its Taxes (and up to $100,000 in dissolution expenses), cash in the Trust Account may be disbursed only (i) to the Public Stockholders that elect to redeem their Acquiror Common Stock if Acquiror completes a transaction which constitutes a Business Combination or in connection with an extension of the deadline to consummate a Business Combination; (ii) to the Public Stockholders if Acquiror fails to complete a Business Combination within six (6) months after the closing of the IPO (as such date may be extended by Sponsor to up to 22 months and as may be further extended by amendment to the Acquiror Governing Documents with the consent of the Acquiror Stockholders); and (iii) to Acquiror after or concurrently with the consummation of a Business Combination. For and in consideration of Acquiror entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, on behalf of itself and its Affiliates, hereby agrees that, notwithstanding anything to the contrary contained in this Agreement, neither it nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement, or any proposed or actual business relationship between Acquiror or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that the Company or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Acquiror or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever. The Company acknowledges and agrees that such irrevocable waiver is material to this Agreement and specifically relied upon by Acquiror and its Affiliates to induce Acquiror and Merger Sub to enter into this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law. To the extent that the Company or any of its Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Acquiror or its Representatives, which Action seeks, in whole or in part, monetary relief against Acquiror or its Representatives, the Company hereby acknowledges and agrees that the Company’s and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. This Section 10.1 will survive any termination of this Agreement for any reason and continue indefinitely. Notwithstanding the foregoing, (x) nothing herein shall prohibit the AEye Companies’ right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account (other than distributions therefrom directly or indirectly to the Public Stockholders), for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to Acquiror in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligations to effectuate the Acquiror Share Redemptions and (y) nothing herein shall serve to limit or prohibit any claims that the AEye Companies may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds, but excluding distributions from the Trust Account directly or indirectly to the Public Stockholders).

Section 10.2 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 10.3 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows:

(a)	If to Acquiror or Merger Sub, to:

CF Finance Acquisition Corp. III
110 East 59th Street

New York, New York 10022

Email: CFFinanceIII@cantor.com

Attention: Chief Executive Officer

with a copy to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, New York 10004
Email: ken.lefkowitz@hugheshubbard.com
Attention: Ken Lefkowitz

(b)	If to the Company, to:

AEye, Inc.

1 Park Pl, Dublin, CA 94568

Email: blacorte@aeye.ai

Attention: Chief Executive Officer

with copies (which shall not constitute notice) to:

DLA Piper LLP (US)

555 Mission Street, Suite 2400

San Francisco, CA 94105

Email: jonathan.axelrad@us.dlapiper.com; jeffrey.selman@us.dlapiper.com; john.maselli@us.dlapiper.com
Attention: Jonathan Axelrad; Jeffrey Selman; John Maselli

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 10.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 10.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to (i) confer upon or give any Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the parties hereto, any right or remedies under or by reason of this Agreement, (ii) establish, amend or modify any employee benefit plan, program, policy, agreement or arrangement or (iii) limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, policy, agreement or other arrangement following the Closing; provided, however, that (x) the D&O Indemnified Parties (and their successors, heirs and Representatives) are intended third-party beneficiaries of, and may enforce, Section 5.2(a)-(d), (y) the Company Non-Recourse Parties (as defined below) and the Acquiror Non-Recourse Parties (as defined below) (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 10.16 and (z) Sponsor is an intended third-party beneficiaries of, and may enforce, any provision of this Agreement that confers any right or privilege to Sponsor.

Section 10.6 Expenses. Except as otherwise set forth in this Agreement, including in Section 7.1(c) and Section 9.3, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, Acquiror shall pay or cause to be paid, in accordance with Section 2.7(c), the Acquiror Transaction Expenses and the Company Transaction Expenses.

Section 10.7 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 10.8 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

Section 10.9 Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 10.10 Entire Agreement. This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter) and the Ancillary Agreements constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions (including the Non-Binding Letter of Intent between Acquiror and the Company, dated January 7, 2021). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 10.11 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 10.12 Publicity.

(a) All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 10.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 10.12(a).

(b) The restriction in Section 10.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its reasonable best efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to satisfy or obtain approval or early termination in connection with the Regulatory Approvals and to make any relating filing shall be deemed not to violate this Section 10.12.

Section 10.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 10.14 Jurisdiction; Waiver of Jury Trial.

(a) Any Action based upon, arising out of or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Complex Commercial Litigation Division of the Delaware Superior Court, New Castle County), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 10.14.

(b) Each party acknowledges and agrees that any controversy which may arise under this Agreement and the Transactions is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably, unconditionally and voluntarily waives any right such party may have to a trial by jury in respect of any Action directly or indirectly arising out of or relating to this Agreement or any of the Transactions.

Section 10.15 Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waiver any requirement for the securing or posting of any bond in connection therewith.

Section 10.16 Non-Recourse.

(a) Solely with respect to the Company, Acquiror and Merger Sub, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Company, Acquiror or Merger Sub as named parties hereto; and

(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or other Representative of the Company (each, a “Company Non-Recourse Party”) or of Acquiror or Merger Sub (each, an “Acquiror Non-Recourse Party”) and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate (including Sponsor), agent, attorney, advisor or other Representative of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 10.17 Non-Survival of Representations, Warranties and Covenants. Except as otherwise contemplated by Section 9.2, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X.

Section 10.18 Conflicts and Privilege.

(a) Acquiror and the Company hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among Acquiror, Merger Sub and/or Sponsor, on the one hand, and the Company, on the other hand, any legal counsel (including Hughes Hubbard & Reed LLP and Ellenoff Grossman & Schole LLP) that represented Acquiror and/or Sponsor prior to the Closing (“Prior Acquiror Counsel”) may represent Sponsor in such dispute even though the interests of Sponsor may be directly adverse to Acquiror, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for Acquiror and/or Sponsor. All communication between or among Prior Acquiror Counsel, on the one hand, and Acquiror, Merger Sub or Sponsor, on the other hand, shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by Company, Acquiror or the Surviving Corporation following the Closing. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or Sponsor (in any capacity) under a common interest agreement shall remain the privileged communications or information of the Company following the Closing.

(b) The Company further agrees, on behalf of itself and, after the Closing, on behalf of Acquiror and the AEye Companies, that all communications in any form or format whatsoever between or among any of Prior Acquiror Counsel, Acquiror, Merger Sub or the Sponsor, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Acquiror Deal Communications”) shall be deemed to be retained and owned collectively by Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by Acquiror or the AEye Companies after the Closing. All Acquiror Deal Communications that are attorney-client privileged (the “Privileged Acquiror Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by Acquiror or the AEye Companies after the Closing; provided, further, that nothing contained herein shall be deemed to be a waiver by the Sponsor or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(c) Notwithstanding the foregoing, in the event that a dispute arises between Acquiror or the AEye Companies, on the one hand, and a third party other than Sponsor, on the other hand, the Sponsor may assert the attorney-client privilege to prevent the disclosure of the Privileged Acquiror Deal Communications to such third party. In the event that Acquiror or the AEye Companies is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged Acquiror Deal Communications, Acquiror shall immediately (and, in any event, within two (2) Business Days) notify Sponsor in writing (including by making specific reference to this Section 10.18) so that Sponsor can seek a protective order and Acquiror and the AEye Companies agree to use all commercially reasonable efforts to assist therewith.

(d) To the extent that files or other materials maintained by Prior Acquiror Counsel constitute property of its clients, only Sponsor shall hold such property rights and Prior Acquiror Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Acquiror Deal Communications by reason of any attorney-client relationship between Prior Acquiror Counsel, on the one hand, and Acquiror or any AEye Companies after the Closing, on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(e) The Company agrees on behalf of itself and Acquiror and the AEye Companies after the Closing, (i) to the extent that Acquiror or, after the Closing, the AEye Companies receives or takes physical possession of any Acquiror Deal Communications, (a) such physical possession or receipt shall not, in any way, be deemed a waiver by Sponsor or any other Person, of the privileges or protections described in this Section 10.18, and (b) neither Acquiror nor the AEye Companies after the Closing shall assert any claim that Sponsor or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the Acquiror Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have Acquiror or any AEye Company waive the attorney-client or other privilege, or by otherwise asserting that Acquiror or the AEye Companies after the Closing has the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the Acquiror Deal Communications from Prior Acquiror Counsel so long as such Acquiror Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(f) Each of the parties hereto acknowledges and agrees that DLA Piper (“Prior Company Counsel”) has acted as counsel to the Company in various matters involving a range of issues and as counsel to the Company in connection with the negotiation of this Agreement, the Ancillary Agreements and the Transactions. In connection with any matter or dispute under this Agreement, Acquiror hereby irrevocably waives and agrees not to assert, and agrees to cause the AEye Companies after the Closing to irrevocably waive and agree not to assert, any conflict of interest arising from or in connection with (i) Prior Company Counsel’s prior representation of the Company and (ii) Prior Company Counsel’s representation of any member of the AEye Companies (collectively, the “Company Advised Parties”) prior to and after the Closing.

(g) Acquiror further agrees, on behalf of itself and, after the Closing, on behalf of the AEye Companies, that all communications in any form or format whatsoever between or among any of Prior Company Counsel, the Company, any of the AEye Companies, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Company Deal Communications”) shall be deemed to be retained and owned collectively by the Company Advised Parties, shall be controlled by Surviving Corporation on behalf of the AEye Companies and shall not pass to or be claimed by Acquiror or the AEye Companies after the Closing. All Company Deal Communications that are attorney-client privileged (the “Privileged Company Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Surviving Corporation and the Company, shall be controlled by Surviving Corporation on behalf of the Company and shall not pass to or be claimed by Acquiror or the AEye Companies after the Closing; provided, further, that nothing contained herein shall be deemed to be a waiver by Acquiror or any of its Affiliates (including, after the Closing, the AEye Companies and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(h) Notwithstanding the foregoing, in the event that a dispute arises between Acquiror or the AEye Companies, on the one hand, and a third party other than Sponsor, on the other hand, Acquiror or the AEye Companies may assert the attorney-client privilege to prevent the disclosure of the Privileged Company Deal Communications to such third party; provided, however, that neither Acquiror nor the AEye Companies may waive such privilege with respect to Privileged Company Deal Communications without the prior written consent of Surviving Corporation. In the event that Acquiror or the AEye Companies is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged Company Deal Communications, Acquiror shall immediately (and, in any event, within two (2) Business Days) notify Surviving Corporation in writing (including by making specific reference to this Section 10.18) so that Surviving Corporation can seek a protective order and Acquiror agrees to use all commercially reasonable efforts to assist therewith.

(i) To the extent that files or other materials maintained by Prior Company Counsel constitute property of its clients, only Surviving Corporation and the Company Advised Parties shall hold such property rights and Prior Company Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Company Deal Communications by reason of any attorney-client relationship between Prior Company Counsel, on the one hand, and the AEye Companies after the Closing, on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(j) Acquiror agrees on behalf of itself and the AEye Companies after the Closing, (i) to the extent that Acquiror or, after the Closing, the AEye Companies receives or takes physical possession of any Company Deal Communications, (a) such physical possession or receipt shall not, in any way, be deemed a waiver by any of the Company Advised Parties or any other Person, of the privileges or protections described in this Section 10.18, and (b) neither Acquiror nor the AEye Companies after the Closing shall assert any claim that any of the Company Advised Parties or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the Company Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have Surviving Corporation waive the attorney-client or other privilege, or by otherwise asserting that Acquiror or the AEye Companies after the Closing has the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the Company Deal Communications from Prior Company Counsel so long as such Company Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

ACQUIROR:

CF Finance Acquisition Corp. III
a Delaware corporation

By:	/s/ Howard W. Lutnick
	Name:	Howard W. Lutnick
	Title:	Chief Executive Officer

MERGER SUB:

Meliora Merger Sub, Inc.
a Delaware corporation

By:	/s/ Howard W. Lutnick
	Name:	Howard W. Lutnick
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger (Project Meliora)]

COMPANY:

AEye, Inc. a Delaware corporation

By:	/s/ Blair LaCorte
	Name:	Blair LaCorte
	Title:	CEO

[Signature Page to Agreement and Plan of Merger (Project Meliora)]

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